--------------------------------------------------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934



                                    IBP, INC.
                                (Name of Issuer)

                                  Common Stock
                                 $0.05 PAR VALUE
                         (Title of Class of Securities)

                             -----------------------

                                    449223106
                                 (CUSIP Number)

                              George R. Bason, Jr.
                              Davis Polk & Wardwell
                              450 Lexington Avenue

                            New York, New York 10017
                             Tel. No.: 212 450 4340
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 October 1, 2000
                     (Date of Event which Requires Filing of
                                 this Statement)

                             -----------------------


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following: [ ]

          Check the following box if a fee is being paid with this statement.
[X]


--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 449223106                                           Page 1 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Rawhide Holdings Corporation
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 -0-
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             17,239,353 - See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 -0-
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,239,353 - See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             16.33% - See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             HC,CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                           Page 2 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Rawhide Acquisition Corporation
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 -0-
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             17,239,353 - See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 -0-
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,239,353 - See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             16.33% - See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                           Page 3 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DLJ Merchant Banking Partners III, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 -0-
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             17,239,353 - See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 -0-
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,239,353 - See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             16.33% - See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                           Page 4 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DLJ Offshore Partners III, C.V.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Netherlands Antilles
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 -0-
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             17,239,353 - See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 -0-
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,239,353 - See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             16.33% - See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                           Page 5 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DLJ Merchant Banking III, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 -0-
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             17,239,353 - See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 -0-
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,239,353 - See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             16.33% - See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                           Page 6 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DLJ Merchant Banking III, Inc.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 -0-
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             17,239,353 - See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 -0-
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,239,353 - See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             16.33% - See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                           Page 7 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DLJ ESC II, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 -0-
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             17,239,353 - See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 -0-
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,239,353 - See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             16.33% - See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                           Page 8 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DLJMB Funding III, Inc.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 -0-
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             17,239,353 - See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 -0-
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,239,353 - See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             16.33% - See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                           Page 9 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DLJ LBO Plans Management Corporation
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 -0-
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             17,239,353 - See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 -0-
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,239,353 - See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             16.33% - See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 10 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DLJ Capital Investors, Inc.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 -0-
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             17,239,353 - See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 -0-
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,239,353 - See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             16.33% - See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 11 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Donaldson Lufkin & Jenrette, Inc.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 -0-
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             17,239,353 - See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 -0-
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             17,239,353 - See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             16.33% - See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             HC, CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 12 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA Financial, Inc.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             DE
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             CO, HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 13 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 14 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Finaxa
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 15 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA Assurances I.A.R.D. Mutuelle
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 16 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA Assurances Vie Mutuelle
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 17 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA Courtage Assurance Mutuelle
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 18 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             AXA Conseil Vie Assurance Mutuelle
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 19 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Claude Bebear, as AXA Voting Trustee
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Citizen of France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 20 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Patrice Garnier, as AXA Voting Trustee
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Citizen of France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No. 449223106                                          Page 21 of 21 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Henri de Clermont, as AXA Voting Trustee
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             Not applicable
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                    [ ]
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Citizen of France
--------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                                 See Item 5
                          ------------------------------------------------------
   NUMBER OF SHARES        8     SHARED VOTING POWER
  BENEFICIALLY OWNED
   BY EACH REPORTING             See Item 5
     PERSON WITH          ------------------------------------------------------
                           9     SOLE DISPOSITIVE POWER

                                 See Item 5
                          ------------------------------------------------------
                          10     SHARED DISPOSITIVE POWER

                                 See Item 5
--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             See Item 5 (not to be construed as an admission of beneficial ownership)
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             See Item 5
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

         Item 1.  Security and Issuer.

         The class of equity securities to which this statement relates is the common stock, $0.05 par value per share (the "Shares"), of IBP, inc., a Delaware corporation ("IBP"). The principal executive offices of IBP are located at 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049.

         Item 2.  Identity and Background.

         This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) Rawhide Holdings Corporation, a Delaware corporation, ("Rawhide Holdings"), (2) Rawhide Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Rawhide Holdings ("Rawhide Acquisition "); (3) DLJ Merchant Banking Partners III, L.P., a Delaware corporation ("Partners III"); (4) DLJ Offshore Partners III, C.V., a Netherlands Antilles limited partnership ("Offshore III"); (5) DLJMB Funding III, Inc., a Delaware corporation ("Funding III"); (6) DLJ Merchant Banking III, L.P., a Delaware limited partnership ("MBIII LP"); (7) DLJ Merchant Banking III, Inc., a Delaware corporation ("MBIII Inc."); (8) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (9) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO") (10) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI" and together with the previously listed entities, the "DLJ Entities"); (11) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (12) AXA Financial, Inc., a Delaware corporation ("AXF");
(13) AXA, a societe anonyme organized under the laws of France ("AXA"); (14) Finaxa, a societe anonyme organized under the laws of France; (15) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (16) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (17) AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle), a mutual insurance company organized under the laws of France; (18) AXA Conseil Vie Assurance Mutuelle (formerly known as Alpha Assurances Vie Mutuelle), a mutual insurance company organized under the laws of France; and (19) Claude Bebear, Patrice Garnier and Henri de Clermont- Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended on January 22, 1997.

         Partners III, Offshore III, Funding III, and ESC II are collectively referred to as the "DLJ Funds".

         Partners III is a Delaware limited partnership which makes investments for long term appreciation. MBIII LP is the Associate General Partner of Partners III. MBIII Inc. is the Managing General Partner of Partners III. MBIII LP and MBIII Inc. make all of the investment decisions on behalf of Partners III.

         All of Rawhide Holding's voting securities are now owned by Partners
III. Upon consummation of the Merger referred to below, the voting securities of Rawhide Holdings are expected to be owned by the DLJ Funds, Archer-Daniels-Midland Company ("ADM"), Booth Creek Partners Limited III, LLLP ("Booth Creek"), Jeffrey J. Joyce, ("Joyce", and together with Booth Creek, the "Booth Creek Investors"), Robert L. Peterson ("Peterson"), Richard L. Bond ("Bond"), other members of IBP management to be named and other investors to be named (which may include one or more existing stockholders of IBP).

         Offshore III is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBIII LP is the Associate General Partner of Offshore III. MBIII Inc. is the Advisory General Partner of Offshore
III. MBIII LP and MBIII Inc. make all of the investment decisions on behalf of Offshore III.

         MBIII LP is a Delaware limited partnership and is a registered investment adviser. As the Associate General Partner of Partners III and Offshore III, MBIII LP, in conjunction with MBIII Inc., participates in investment decisions made on behalf of these entities. MBIII Inc. is the Managing General Partner of MBIII LP.

         MBIII Inc. is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of Partners III, and the Advisory General Partner Offshore III, MBIII Inc. is responsible for the day to day management of these entities and, in conjunction with MBIII LP, participates in investment decisions made on behalf of these entities. MBIII Inc. is a wholly owned subsidiary of DLJCI.

         ESC II is a Delaware limited partnership and "employee securities company" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC II, makes all of the investment decisions on behalf of ESC II.

         LBO is a Delaware corporation and a registered investment advisor. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of ESC II, LBO is responsible for the day-to-day management of ESC II.

         Funding III is a Delaware corporation which makes investments for long term appreciation generally side- by-side with Partners III. Funding III is a wholly owned subsidiary of DLJCI.

         DLJCI is a Delaware corporation and is a holding company. DLJCI is a wholly owned subsidiary of DLJ.

         DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment advisor engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

         AXF is a Delaware corporation and is a holding company. As of March 1, 2000, AXF owns, directly or indirectly, 69.6% of DLJ. As of March 1, 2000, approximately 60.3% of the outstanding common stock of AXF was beneficially owned by AXA. For insurance regulatory purposes, to ensure that certain indirect minority shareholders of AXA will not be able to exercise control over AXF and certain of its insurance subsidiaries, the voting shares of AXF capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to AXF.

         AXA is a holding company for an international group of insurance and related financial service companies. As of March 1, 2000, approximately 20.3% of the issued ordinary shares (representing approximately 31.9% of the voting power) of AXA were directly or indirectly owned by Finaxa. As of March 1, 2000, the Mutuelles AXA (as defined below), in addition to their indirect beneficial ownership of AXA's ordinary shares through Finaxa, directly beneficially owned approximately 3.0% of AXA's ordinary shares (representing approximately 4.8% of the voting power). In addition, as of March 1, 2000, approximately 1.1% of the ordinary shares of AXA without the power to vote were owned by certain subsidiaries of AXA. As of March 1, 2000, AXA and its subsidiary, AXA Participations Belgium, together owned approximately 1.5% of DLJ.

         Finaxa is a holding company. As of March 1, 2000, approximately 60.7% of the voting shares (representing approximately 70.7% of the voting power) of Finaxa were owned by the Mutuelles AXA (one of which, AXA Assurances I.A.R.D. Mutuelle, owned approximately 34.8% of the voting shares, representing approximately 40.4% of the voting power), and approximately 22.3% of the voting shares (representing approximately 13.3% of the voting power) of Finaxa were owned by Paribas (now BNP Paribas), a French bank.

         The "Mutuelles AXA" are AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle (formerly known as Uni Europe Assurance Mutuelle) and AXA Conseil Vie Assurance Mutuelle (formerly known as Alpha Assurances Vie Mutuelle). Each of the Mutuelles AXA is a mutual insurance company organized under the laws of France.

         Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of AXF capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule H attached hereto.

         The address of the principal business and office of each of the DLJ Entities and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of AXF is 1290 Avenue of the Americas, New York, New York 10104.

         The address of the principal business and principal office of AXA and the AXA Voting Trustees is 25, avenue Matignon, 75008 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Conseil Vie Assurances Mutuelle is 370, rue Saint-Honore, 75001 Paris, France; and of AXA Courtage Assurance Mutuelle is 26, rue Louis-le-Grand, 75002 Paris, France.

         The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Management Board, Supervisory Board, or the Conseil d'Administration

(French analogue of a Board of Directors) of DLJ, those DLJ Entities that are corporations, AXF, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through N, respectively, attached hereto.

         During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through N attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

         Item 3.  Source and Amount of Funds or Other Consideration.

         Rawhide Holdings and Rawhide Acquisition have entered into the Voting Agreement ("Voting Agreement") described in the response to Item 4. Neither Rawhide Holdings nor Rawhide Acquisition nor any of the other persons listed in the response to Item 2 has expended any funds in connection with the Voting Agreement.

         Item 4. Purpose of Transaction.

         On October 1, 2000, IBP, Rawhide Holdings and Rawhide Acquisition entered into an Agreement and Plan of Merger (the "Merger Agreement," attached hereto and made a part hereof as Exhibit 3). The Merger Agreement provides, among other things, for the merger of Rawhide Acquisition with and into IBP (the "Merger"), with IBP as the surviving corporation (the "Surviving Corporation"). The Merger contemplates that (i) each Share held by IBP or any subsidiary of IBP as treasury stock or owned by Rawhide Holdings or any subsidiary of Rawhide Holdings immediately prior to the Merger will be cancelled and no payment will be made with respect thereto; (ii) each share of Rawhide Acquisition's common stock will be converted into and become one Share; and (iii) each Share outstanding immediately prior to the Merger will be cancelled, extinguished and converted into and become a right to receive $22.25 in cash per share (other than those shares as to which dissenters' rights are perfected). The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation will possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of IBP and Rawhide Acquisition, all as provided under Delaware Law. The Merger is subject to customary conditions, including approval and adoption of the Merger Agreement by the stockholders of IBP. Rawhide Holdings and Rawhide Acquisition have agreed not to acquire any Shares prior to the closing or the termination of the Merger Agreement, other than Shares beneficially owned by ADM or the Booth Creek Investors.

         Shortly after the consummation of the Merger, the registration of the Shares under the Exchange Act will be terminated and the Shares will be delisted from the New York Stock Exchange. After the Merger, it is expected that the DLJ Funds will directly beneficially own approximately 61.6% of the outstanding shares of common stock of Rawhide Holdings. Rawhide Holdings will own 100% of the outstanding shares of common stock of the Surviving Corporation.

         In connection with the Merger, on October 1, 2000, ADM and the Booth Creek Investors, stockholders of IBP (the "Stockholders"), entered into the Voting Agreement with Rawhide Holdings and Rawhide Acquisition (attached hereto and made a part hereof as Exhibit 4). Pursuant to the Voting Agreement, each Stockholder has agreed, among other things, to vote its Shares (representing in the aggregate approximately 16.33% of the outstanding Shares) in favor of approval of the Merger Agreement.

         During the period (the "Agreement Period") beginning on October 1, 2000 and ending on the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date of any substantive amendment to the Merger Agreement (including, without limitation, any amendment that increases the Merger Consideration (as defined in the Merger Agreement)), which has not been approved in writing by the Stockholders and (iii) the date of termination of the Merger Agreement, each Stockholder has agreed to vote its Shares to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions directly or reasonably related thereto at any meeting or meetings of the stockholders of IBP, and at any adjournment thereof or pursuant to action by written consent, at which such Merger Agreement and other related agreements (or any amended version or versions thereof), or such other actions, are submitted for the consideration and vote of the stockholders of IBP. The Stockholders have appointed Rawhide Holdings as their proxy during the Agreement Period to vote their Shares for and in their name in the above manner.

         Each Stockholder has agreed that during the Agreement Period, it will not vote any of its Shares in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of IBP or any other extraordinary transaction involving IBP or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

         Each Stockholder has agreed that during the Agreement Period, he will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined in the Merger Agreement), (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to IBP or any subsidiary or afford access to the properties, books or records of IBP or any subsidiary to, or otherwise assist, facilitate or encourage, any third party that may be considering making, or has made, an Acquisition Proposal, or (iii) acquire beneficial ownership (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934) of any Shares in addition to those Shares set forth in the Voting Agreement (other than pursuant to or as a result of the Voting Agreement).

         The parties to the Voting Agreement contemplate that, promptly following the Merger, the Board of Directors will be changed so as to consist of nine directors, one of whom will be nominated by ADM, one of whom will be nominated by the Booth Creek Investors, one of whom will be Peterson, one of whom will be Bond (in the case of Peterson and Bond, so long as each remains an executive officer of IBP) and the remainder of whom (including the Chairman) will be nominated by MBIII Inc. and certain of its affiliates. In addition, under certain circumstances, George N. Gillett, Jr. may be appointed as Vice Chairman of the Surviving Corporation.

         ADM and the Booth Creek Investors have also entered into a Letter Agreement dated October 1, 2000 with MBIII Inc. (attached hereto and made a part hereof as Exhibit 5), whereby MBIII Inc. has agreed to purchase, immediately prior to the Merger, certain Shares held by ADM and the Booth Creek Investors at $22.25 per share subject to the occurrence of certain events specified therein. Under the terms of the Letter Agreement, MBIII Inc. has agreed to purchase 3,051,400 Shares held by ADM and 2,143,966 Shares held by the Booth Creek Investors.

         Subject to market conditions, the Merger Agreement and other factors, the DLJ Funds or other affiliates of DLJ may acquire or dispose of Shares from time to time in future open-market, privately negotiated or other transactions and may agree with IBP or the Stockholders to amend the Merger Agreement or the Voting Agreement. In addition, Rawhide Holdings, the DLJ Funds or other affiliates of DLJ may enter into agreements with third parties (which may include existing stockholders of IBP) relating to acquisitions of securities to be issued by the Surviving Corporation or Rawhide, or may effect other similar agreements or transactions.

         At the Effective Time the Shares will become eligible for termination of registration and will subsequently cease to be listed on any national securities exchange.

         Item 5.  Interest in Securities of the Issuer.

         Rawhide Holdings and Rawhide Acquisition, pursuant to the Voting Agreement, have obtained the agreement of ADM and the Booth Creek Investors to vote in favor of the adoption and approval of the Merger Agreement (as described in Item 4), and, for the purposes of Rule 13d-3 promulgated under the Exchange Act, may be deemed to beneficially own, 17,239,353 Shares (the "Rawhide Shares"), representing, for the purposes of Rule 13d-3, approximately 16.33% of the outstanding Shares of (IBP). Rawhide Holdings and Rawhide Acquisition disclaim beneficial ownership of the Rawhide Shares.

         Each of the DLJ Entities may be deemed to beneficially own the Rawhide Shares. However, each of the DLJ Entities disclaims beneficial ownership of the Rawhide Shares.

         As the sole stockholder of DLJCI, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Rawhide Shares that may be deemed to be owned beneficially by DLJCI. Because of AXF's ownership interest in DLJ, AXF may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Rawhide Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and AXF disclaims beneficial ownership of the Rawhide Shares.

         Because of AXA's ownership interest in AXF, and the AXA Voting Trustees' power to vote the AXF shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Rawhide Shares that AXF may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Rawhide Shares that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Rawhide Shares.

         In addition, in the ordinary course of their respective businesses, certain subsidiaries of DLJ hold an aggregate of approximately 197,130 Shares, and certain subsidiaries of AXF (other than DLJ and its subsidiaries) hold an aggregate of approximately 799,892 Shares, in each case in investment advisory and brokerage accounts.

         Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         See response to Item 4.

         A copy of each of the Merger Agreement, Voting Agreement and Side Letter are attached hereto as Exhibits 3, 4 and 5, respectively, and are incorporated herein by reference.

         Except for the agreements described above or in the response to Item 4, to the best knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of IBP, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

         Item 7. Material to be Filed as Exhibits.

         Exhibit 1: Joint Filing Agreement among the Reporting Persons

         Exhibit 2: Powers of Attorney

         Exhibit 3: Agreement and Plan of Merger dated as of October 1, 2000 among IBP, Inc., Rawhide Holdings Corporation and Rawhide Acquisition Corporation.

         Exhibit 4: Voting Agreement dated October 1, 2000 among Rawhide Holdings Corporation, Rawhide Acquisition Corporation, Archer-Daniels-Midland Company, Booth Creek Partners Limited III, LLLP and Jeffrey Joyce.

         Exhibit 5: Letter Agreement dated October 1, 2000 among DLJ Merchant Banking III, Inc., Archer- Daniels-Midland Company, Booth Creek Partners Limited III, LLLP and Jeffery Joyce.

                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                          Rawhide Holdings Corporation


                                          By: /s/ Ari Benacerraf
                                             ----------------------------------
                                             Name:  Ari Benacerraf
                                             Title: President

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                          Rawhide Acquisition Corporation


                                          By: /s/ Ari Benacerraf
                                             ----------------------------------
                                             Name:  Ari Benacerraf
                                             Title: President

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                         DLJ Merchant Banking Partners III, L.P.

                                         By   DLJ Merchant Banking III, Inc.,
                                              as Managing General Partner


                                         By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                         DLJ Offshore Partners III, C.V.

                                         By   DLJ Merchant Banking III, Inc.,
                                              as Advisory General Partner


                                         By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                         DLJ Merchant Banking III, L.P.

                                         By   DLJ Merchant Banking III, Inc.,
                                              as Managing General Partner


                                         By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                         DLJ Merchant Banking III, Inc.


                                         By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                     DLJ ESC II L.P.

                                     By   DLJ LBO Plans Management Corporation,
                                          as Managing General Partner


                                     By: /s/ Ivy Dodes
                                        -----------------------------------
                                        Name:  Ivy Dodes
                                        Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                         DLJMB Funding III, Inc.


                                         By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                         DLJ LBO Plans Management Corporation


                                         By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                         DLJ Capital Investors, Inc.


                                         By: /s/ Ivy Dodes
                                            -----------------------------------
                                            Name:  Ivy Dodes
                                            Title: Vice President

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                             Donaldson, Lufkin & Jenrette, Inc.


                                             By: /s/ Anthony Daddino
                                                -------------------------------
                                                Name:  Anthony Daddino
                                                Title: Chief Financial Officer

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                                 AXA Financial, Inc.


                                 By: /s/ Alvin H. Fenichel
                                    -------------------------------------------
                                    Name: Alvin H. Fenichel
                                    Title: Senior Vice President and Controller

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 11, 2000

                              AXA
                              Finaxa
                              AXA Assurances I.A.R.D. Mutuelle
                              AXA Assurances Vie Mutuelle
                              AXA Courtage Assurance Mutuelle
                              AXA Conseil Vie Assurance Mutuelle
                              Claude Bebear, as AXA Voting Trustee
                              Patrice Garnier, as AXA Voting Trustee
                              Henri de Clermont-Tonnerre, as AXA Voting Trustee

                              Signed on behalf of each of the above


                              By: /s/ Alvin H. Fenichel
                                 ----------------------------------------------
                                 Name: Alvin H. Fenichel
                                 Title:  Attorney-in-fact

                                                                     Schedule A

                        Executive Officers and Directors
                                       of
                          Rawhide Holdings Corporation

         The names of the Directors and the names and titles of the Executive Officers of Rawhide Holdings Corporation ("Rawhide Holdings") and their principal occupations are set forth below. The Director's or Executive Officer's business address is that of Rawhide at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Rawhide Holdings and each individual is a United States citizen.


         Name, Business Address    Present Principal Occupation
         ----------------------    ----------------------------

*        Ari Benacerraf            President and Treasurer; Principal, DLJ
                                   Merchant Banking III, Inc.

*        OhSang Kwon               Vice President and Secretary; Vice President,
                                   DLJ Merchant Banking III, Inc.

_________________________
*        Director

                                                                     Schedule B

                        Executive Officers and Directors
                                       of
                         Rawhide Acquisition Corporation

         The names of the Directors and the names and titles of the Executive Officers of Rawhide Acquisition Corporation ("Rawhide Acquisition") and their principal occupations are set forth below. The Director's or Executive Officer's business address is that of Rawhide at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Rawhide Acquisition and each individual is a United States citizen.

         Name, Business Address    Present Principal Occupation
         ----------------------    ----------------------------

*        Ari Benacerraf            President and Treasurer; Principal, DLJ
                                   Merchant Banking III, Inc.

*        OhSang Kwon               Vice President and Secretary; Vice President,
                                   DLJ Merchant Banking III, Inc.

_________________________
*        Director

                                                                     Schedule C

                        Executive Officers and Directors
                                       of
                         DLJ Merchant Banking III, Inc.

         The names of the Directors and the names and titles of the Executive Officers of DLJ Merchant Banking III, Inc. ("MBIII Inc.") and their principal occupations are set forth below. The Director's or Executive Officer's business address is that of MBIII Inc. at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MBIII Inc. and each individual is a United States citizen.


         Name, Business Address    Present Principal Occupation
         ----------------------    ----------------------------

*        Lawrence M.v.D. Schloss   Chairman

*        Nicole S. Arnaboldi       Managing Director

*        Thompson Dean             Managing Partner

         Carlos Garcia             Managing Director

*        Peter T. Grauer           Managing Director

*        David L. Jaffe            Managing Director

*        Hamilton E. James         Managing Director; Chairman, Banking Group,
                                   Managing Director, Donaldson, Lufkin &
                                   Jenrette, Inc.

*        Karl R. Wyss              Managing Director

*        Reid Perper               Managing Director

         Susan Schnabel            Managing Director

         Ivey Dodes                Senior Vice President and Assistant Secretary

         Edward Poletti            Principal and Controller

         Michael Iskow             Principal

         Majorie White             Secretary and Treasurer

         Stuart Flamberg           Director of Taxes

         Mark Competiello          Vice President and Tax Manager

_________________________
*        Director

                                                                     Schedule D

                        Executive Officers and Directors
                                       of
                            DLJMB Funding, III, Inc.

         The names of the Directors and the names and titles of the Executive Officers of DLJ MB Funding, III, Inc. ("Funding III") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Funding III at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Funding III and each individual is a United States citizen.


         Name, Business Address    Present Principal Occupation
         ----------------------    ----------------------------

*        Anthony F. Daddino        President; Executive Vice President,
                                   Donaldson, Lufkin & Jenrette, Inc.

*        Charles J. Hendrickson    Treasurer; Senior Vice President and
                                   Treasurer, Donaldson, Lufkin & Jenrette, Inc.

*        Marjorie S. White         Secretary; Vice President and Secretary,
                                   Donaldson, Lufkin & Jenrette, Inc.

         Nicole S. Arnaboldi       Chief Operating Officer

         Ivy B. Dodes              Senior Vice President

         Edward A. Poletti         Senior Vice President and Controller

         Michael S. Iskow          Senior Vice President

         Mark A. Competiello       Vice President and Tax Manager

         Stuart S. Flamberg        Vice President and Director of Taxes


_________________________
*        Director

                                                                     Schedule E

                        Executive Officers and Directors
                                       of
                      DLJ LBO Plans Management Corporation

         The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.

   Name, Business Address              Present Principal Occupation
   ----------------------              ----------------------------

*  Anthony F. Daddino                  President; Executive Vice President
                                       and Chief Financial Officer,
                                       Donaldson, Lufkin & Jenrette, Inc.

   Vincent DeGiaimo                    Vice President; Senior Vice
                                       President and Managing Director,
                                       Donaldson, Lufkin & Jenrette, Inc.

*  Marjorie S. White                   Vice President and Secretary; Vice
                                       President, Donaldson, Lufkin &
                                       Jenrette, Inc.

   Mark A. Competiello                 Vice President and Tax Manager

   Ivy B. Dodes                        Vice President and Assistant
                                       Secretary

   John S. Ficara                      Vice President

   Stuart S. Flamberg                  Director of Taxes

   Charles J. Hendrickson              Treasurer

   Matthew Kelly                       Vice President

   Edward A. Poletti                   Vice President and Treasurer

   Osamu Walanabe                      Vice President and Treasurer

   Arthur Zuckerman                    Vice President

   David Wilson                        Senior Vice President

   James D. Allen                      Vice President

   Richard A. Scardina                 Vice President


_________________________
*  Director

                                                                     Schedule F

                        Executive Officers and Directors
                                       of
                           DLJ Capital Investors, Inc.

         The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.

         Name, Business Address    Present Principal Occupation
         ----------------------    ----------------------------

*        John S. Chalsty           Chairman; Chairman, Donaldson, Lufkin &
                                   Jenrette, Inc.

*        Hamilton E. James         Chief Executive Officer; Chairman, Banking
                                   Group, Managing Director, Donaldson, Lufkin
                                   & Jenrette, Inc.

*        Joe L. Roby               Chief Operating Officer; President and Chief
                                   Executive Officer, Donaldson, Lufkin &
                                   Jenrette, Inc.

*        Anthony F. Daddino        Executive Vice President; Executive Vice
                                   President and Chief Financial Officer,
                                   Donaldson, Lufkin & Jenrette, Inc.

         Marjorie S. White         Secretary; Vice President and Secretary,
                                   Donaldson, Lufkin & Jenrette, Inc.

         Charles J. Hendrickson    Treasurer

         Stuart S. Flamberg        Director of Taxes

         Mark A. Competiello       Vice President and Tax Manager

_________________________
*        Director

                                                                     Schedule G

                        Executive Officers and Directors
                                       of
                       Donaldson, Lufkin & Jenrette, Inc.

         The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------
*   John S. Chalsty                    Chairman

*   Joe L. Roby                        President and Chief Executive Officer

*   Henri de Castries (1)              Chairman of the Management Board,
    AXA                                AXA
    23, avenue Matignon
    75008 Paris, France

*   Denis Duverne (1)                  Senior Vice President - International
    AXA                                Life, AXA
    23, avenue Matignon
    75008 Paris, France

*   Louis Harris                       Chairman and Chief Executive Officer,
    LH Research                        LH Research (research)
    152 East 38th Street
    New York, New York 10016-2605

*   Henri G. Hottinguer (3)            Chairman of the Supervisory Board of
    Credit Suisse Hottinguer Paris
    43, rue Taitbout
    75009 Paris, France

*   W. Edwin Jarmain (2)               President, Jarmain Group Inc. (private
    Jarmain Group Inc.                 investment holding company)
    Suite 2525, Box 36
    121 King Street, West
    Toronto, Ontario
    M5H 3T9 Canada

*   Francis Jungers                    Retired
    19880 NW Nestucca Drive
    Portland, Oregon 97229

*   Edward D. Miller                   President and Chief Executive Officer,
    1290 Avenue of the Americas        AXA Financial Inc.
    New York, New York 10104

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------

*   W. J. Sanders, III                 Chairman and Chief Executive Officer,
    Advanced Micro Devices, Inc.       Advanced Micro Devices
    901 Thompson Place
    Sunnyvale, CA 94086

*   Stanley B. Tulin                   Executive Vice President and Chief
                                       Financial Officer, AXA Financial Inc.

*   Hamilton E. James                  Chairman, Banking Group

*   Anthony F. Daddino                 Executive Vice President and Chief
                                       Financial Officer

*   David DeLucia                      Head, Fixed Income Division

*   Stuart M. Robbins                  Managing Director, Global Institutional
                                       Equities Group

*   Jane Mack Gould                    Senior Vice President and Portfolio
                                       Manager, Alliance

*   Michael Hegarty                    Vice Chairman and Chief Operating
                                       Officer, AXA Financial

_________________________
*    Director
(1)  Citizen of the Republic of France
(2)  Citizen of Canada
(3)  Citizen of Switzerland

                                                                     Schedule H

                        Executive Officers and Directors
                                       of
                               AXA Financial, Inc.

         The names of the Directors and the names and titles of the Executive Officers of AXA Financial, Inc. ("AXF") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of AXF at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXF and each individual is a United States citizen.


Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------

*   Claude Bebear (1)                  Chairman of the Supervisory Board, AXA
    AXA
    25, avenue Matignon
    75008 Paris, France

*   John S. Chalsty                    Chairman, Donaldson, Lufkin & Jenrette,
    Donaldson, Lufkin & Jenrette, Inc. Inc. (investment banking)
    277 Park Avenue
    New York, NY  10172

*   Francoise Colloc'h (1)             Member of the AXA Management Board and
    AXA                                Group Executive President, AXA
    25, avenue Matignon
    75008 Paris, France

*   Henri de Castries (1)              Chairman of the Board; Chairman of the
    AXA                                Management Board and Chief Executive
    25, avenue Matignon                Officer, AXA
    75008 Paris, France

*   Claus-Michael Dill                 Chairman of the Management Board, AXA
    Gereonsdriesch 9-11                Colonia Konzern AG
    Postfach 10-7-26
    50670 Cologne, Germany

*   Joseph L. Dionne                   Retired Chairman of the Board and Chief
    198 N. Wilton Road                 Executive Officer, The McGraw-Hill
    New Canaan, CT  06840              Companies (publishing)

*   Jean-Rene Fourtou (1)              Vice Chairman of the Management Board,
    Aventis                            Aventis
    25 Quai Paul Doumer
    92408 Courbevoie Cedex
    France

    Robert E. Garber                   Executive Vice President and General
                                       Counsel; Executive Vice President and
                                       Chief Legal Officer, The Equitable Life
                                       Assurance Society of the United States

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------

*   Donald J. Greene, Esq.             Of Counsel, LeBoeuf, Lamb, Greene &
    LeBoeuf, Lamb, Greene &            MacRae, L.L.P. (law firm)
    & MacRae, L.L.P.
    125 West 55th Street
    New York, NY 10019


*   Anthony J. Hamilton (2)            Group Chairman and Chief Executive
    Fox-Pitt, Kelton Group Limited     Officer, Fox-Pitt, Kelton Group Limited
    35 Wilson Street                   (investment banking firm)
    London, England  EC2M 2SJ

*   John T. Hartley                    Retired Chairman and Chief Executive
    Harris Corporation                 Officer, currently Director, Harris
    1025 NASA Boulevard                Corporation (manufacturer of electronic,
    Melbourne, FL  32919                telephone and copying systems)

*   John H. F. Haskell, Jr.            Senior Advisor, Warburg Dillon Read LLC
    Warburg Dillon Read LLC            (investment banking firm)
    299 Park Avenue
    New York, NY  10171

*   Michael Hegarty                    Senior Vice Chairman and Chief Operating
                                       Officer; President and Chief Operating
                                       Officer, The Equitable Life Assurance
                                       Society of the United States

*   Nina Henderson                     Corporate Vice President, BestFoods (food
    BestFoods                          manufacturer)
    700 Sylvan Avenue
    Englewood, NJ  07632

*   W. Edwin Jarmain (3)               President, Jarmain Group Inc. (private
    Jarmain Group Inc.                 investment holding company)
    Suite 2525
    121 King Street West
    Toronto, Ontario M5H 3T9
    Canada

*   Edward D. Miller                   President and Chief Executive Officer;
                                       Chairman and Chief Executive Officer, The
                                       Equitable Life Assurance Society of the
                                       United States

    Peter D. Noris                     Executive Vice President and Chief
                                       Investment Officer; Executive Vice
                                       President and Chief Investment Officer,
                                       The Equitable Life Assurance Society of
                                       the United States

*   Didier Pineau-Valencienne(1)       Vice Chairman, Credit Suisse First Boston
    64, rue de Miromesnil              (investment banking firm); Honorary
    75008 Paris, France                Chairman, Schneider and Square D

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------

*   George J. Sella, Jr.               Retired Chairman and Chief Executive
    American Cyanamid Company          Officer, American Cyanamid Company
    P.O. Box 397                       (manufacturer of pharmaceutical products
    Newton, NJ  07860                  and agricultural products)

    Jose Suquet                        Senior Executive Vice President; Senior
                                       Executive Vice President and Chief
                                       Distribution Officer, The Equitable Life
                                       Assurance Society of the United States

*   Peter J. Tobin                     Dean, Peter J. Tobin College of Business
    College of Business                Administration, St. John's University
    Administration                     (education)
    St. John's University
    8000 Utopia Parkway
    Bent Hall
    Jamaica, NY 11439

    Stanley B. Tulin                   Vice Chairman of the Board and Chief
                                       Financial Officer; Vice Chairman of the
                                       Board and Chief Financial Officer, The
                                       Equitable Life Assurance Society of the
                                       United States

    Gregory G. Wilcox                  Executive Vice President; Executive Vice
                                       President, Equitable Life

*   Dave H. Williams                   Chairman, Alliance Capital Management
    Alliance Capital                   Corporation (investment adviser)
    Management Corporation
    1345 Avenue of the Americas
    New York, NY  10105

_________________________
*      Director

(1)    Citizen of the Republic of France
(2)    Citizen of United Kingdom
(3)    Citizen of Canada

                                                                     Schedule I

  Members of the Management Board, Supervisory Board and the Executive Officers
                                       of
                                       AXA

         The names and titles of the Members of the Management Board, the Supervisory Board and the Executive Officers of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is that of AXA 25, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.

                         Members of the Management Board

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------

Henri de Castries                      Chairman of the Management Board

Edward Miller                          Vice Chairman of the Management
1290 Avenue of the Americas            Board; President and Chief Executive
New York, NY 10104                     Officer, AXA Financial; Chairman &
                                       Chief Executive Officer, The Equitable
                                       Life Assurance Society of the United
                                       States

Claude Tendil                          Vice Chairman of the Management
                                       Board; Chairman and Chief Executive
                                       Officer of the French Insurance
                                       Companies

Gerard de La Martiniere                Group Executive President Finance,
                                       Control and Strategy

Francoise Colloc'h                     Group Executive President, Human
                                       Resources, Communications and
                                       Synergies

                        Members of the Supervisory Board

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------
Claude Bebear                          Chairman of the Supervisory Board

Antoine Bernheim                       General Partner of Lazard Freres
Lazard Freres                          (investment banking)
121, Bd Haussmann
75008 PARIS

Jacques Calvet                         Vice Chairman of the Supervisory
7, rue de Tilsitt                      Board of Galeries Lafayette
75017 PARIS                            (commerce)

Henri de Clermont-Tonnerre             Chairman of the Supervisory Board of
ERSA                                   Qualis SCA (transportation)
90, rue de Miromesnil
75008 PARIS

David Dautresme                        General Partner of Lazard Freres
Lazard Freres                          (investment banking)
121, boulevard Haussmann
75008 PARIS

Jean-Rene Fourtou                      Vice Chairman of the Management
Aventis                                Board of Aventis (manufacturer of
67000 Strasbourg                       chemicals and agricultural products)

Michel Francois-Poncet                 Director of BNP Paribas (financial
BNP Paribas                            services and banking)
3, rue d'Antin
75002 PARIS

Patrice Garnier                        Retired

Anthony J. Hamilton(1)                 General Partner of Fox-Pitt, Kelton,
Fox-Pitt, Kelton Group Ltd.            Ltd. (investment banking firm)
35 Wilson Street
London EC2M 2SJ
ENGLAND

Henri Hottinguer(2)                     Chairman of the Supervisory Board of
Credit Suisse Hottinguer Paris          Credit Suisse Hottinguer Paris
43, rue Taitbout
75009 PARIS

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------
Richard Jenrette(3)                    Senior Advisor of Donaldson, Lufkin
DLJ                                    & Jenrette (investment banking)
277 Park Avenue
New York, NY 10172 - USA

Henri Lachmann                         Chairman and Chief Executive Officer
SCHNEIDER Electric                     of Schneider Electric (electric
64-70, Av. Jean-Baptiste Clement       equipment)
92646 BOULOGNE
CEDEX

Gerard Mestrallet                      Chairman and Chief Executive Officer
Suez - Lyonnaise des Eaux              of Suez Lyonnaise des Eaux (finance)
1, rue d'Astorg
75008 PARIS

Friedel Neuber                         Chairman of the Supervisory Board of
Westdeutsche Landesbank                Preussag AG (industry)
Gironzentrale
Herzogstrasse 15
D-40217
DUSSELDORF
GERMANY

Alfred von Oppenheim                   Chairman of the Supervisory Board of
SAL OPPENHEIM Jr. & Cie                SAL Oppenheim Jr. & Cie
Unter Sachsenhausen 4
50667 KOLN
("llemagne)

Michel Pebereau                        Chairman and Chief Executive Officer
B.N.P. Paribas                         of B.N.P. Paribas (banking)
16, boulevard des Italiens
75002 PARIS

Didier Pineau-Valencienne              Honorary Chairman of Schneider
64, rue de Miromesnil                  Electric (electric equipment)
75008 Paris, France

Bruno Roger                            Senior Manager of Lazard Freres
Lazard Freres                          (investment banking)
121, boulevard Haussman
75008 PARIS

_________________
(1)  Citizen of the United Kingdom
(2)  Citizen of Switzerland
(3)  Citizen of the United States of America

                               Executive Officers

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------

Claude Bebear                          Chairman of the Supervisory Board

Jean-Luc Bertozzi                      Executive Officer of AXA France
Tour AXA                               Assurances
1, place des Saisons
92083 PARIS LA DEFENSE

Donald Brydon(1)                       Chief Executive of AXA Investment
AXA Investment Managers                Managers Europe
60 Gracechurch Street
London EC3V 0HR
U.K.

Henri de Castries                      Chairman of the Management Board of AXA

Francoise Colloc'h                     Member of the Management Board;
                                       Group Executive President, Human
                                       Resources, Communications and
                                       Synergies

Michael Hegarty(3)                     Senior Vice Chairman and Chief
AXA Financial, Inc.                    Operating Officer of AXA Financial, Inc.;
1290 Avenue of the Americas            President and Chief Operating Officer of
New York, NY 10104                     The Equitable Life Assurance Society of
USA                                    the United States

Claus-Michael Dill(4)                  Chairman of the Management Board of
AXA Colonia Konzern                    AXA Colonia Konzern AG
Gereondriesch 9-11
50670 Koln
Germany

Gerard de La Martiniere                Member of the Management Board;
                                       Group Executive President Finance,
                                       Control and Strategy

Edward Miller (3)                      Vice Chairman of the Management
AXA Financial, Inc.                    Board; President and Chief Executive
1290 Avenue of the Americas            Officer of AXA Financial, Inc.; Chairman
New York, NY 10104                     and Chief Executive Officer of the
USA                                    Equitable Life Assurance Society of the
                                       United States

Name, Business Address                 Present Principal Occupation
----------------------                 ----------------------------

Jean-Marie Nessi                       Chairman and Chief Executive Officer of
AXA Re                                 AXA Reassurance
39, rue de colisee
75008 PARIS

Michel Pinault                         Head of Asia-Pacific Business Unit

Claude Tendil                          Member of the Management Board;
                                       Chairman and Chief Executive Officer of
                                       the Insurance Companies in France

Mark Wood                              Managing Director of Sun Life &
SLPH                                   Provincial Holdings (insurance)
107 Cheapside
London EC2V 6DU
U.K.

Alfred Bouckaert (5)                   Chief Executive Officer of AXA Royale
25 boulevard du Souverain              Belge
1170 Bruxelles
Belgium

Claude Cargou                          Chief Information Officer

Denis Duverne                          Group Executive Vice President Finance,
                                       Control and Strategy

Les Owen (9)                           Managing Director of AXA Asia Pacific
AXA Asia Pacific Holdings              Holdings
447 Collins Street
Melbourne - Victoria 3000
Australia

Patrick Thourot                        Chief of the Central Actuarial Department

___________________
(1) Citizen of the United Kingdom
(2) Citizen of Switzerland
(3) Citizen of the United States of America
(4) Citizen of Germany
(5) Citizen of Belgium

                                                                     Schedule J

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                                     FINAXA

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.

     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    Claude Bebear                      Chairman and Chief Executive Officer;
                                        Chairman of the Supervisory Board, AXA

*    Henri de Castries                  Chairman of the Management Board of AXA
     AXA

*    Henri de Clermont-Tonnerre         Chairman of the Supervisory Board,
     ERSA                               Qualis SCA (transportation)
     90 rue de Miromensnil
     75008 Paris, France

*    Jean-Rene Fourtou                  Vice Chairman of the Management Board of
     Permanent representative of        Avertis (manufacturer of chemicals and
     AXA Assurances                     agricultural products)
     I.A.R.D. Mutuelle
     Aventis
     6700 Strasbourg, France

*    Pierre de Waziers                  Companies Manager (services)
     Societe Gramont
     25 rue Sainte Lucie
     75018 Paris, FRANCE

*    Henri Hottinguer (1)               Chairman of the Supervisory Board of
     Credit Suisse Paris                Credit Suisse Hottinguer Paris (banking)
     HOTTINGUER
     43, rue Taitbout
     75009 Paris, France

*    Paul Hottinguer (1)                Chairman of Financiere Hottinguer
     Financiere HOTTINGUER              (banking)
     43, rue Taitbout
     75009 Paris, France

*    Henri Lachmann                     Chairman and Chief Executive Officer,
     SCHNEIDER                          Schneider Electric (electric equipment)
     64-70, Av. Jean-Baptiste Clement
     92646 Boulgone Cedex

     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    Michael Francois-Poncet            Director, Banque Paribas
     BNP Paribas                        (banking)
     3, rue d'Antin
     75002 Paris, France

*    Christien Manset                   Chairman and Chief Executive Officer of
     7, rue Meryerbeer                  Compagnie Financiere Ottomane
     75009 Paris, France

*    Georges Rousseau                   Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

     Emilio Ybarra (2)                  Chairman, Banco Bilbao Vizcaya (banking)
     Paseo de la Castillone, 8
     28046 Madrid, Spain

*    Gerard de la Martiniere            Chief Executive Officer; Member of the
     AXA                                Management Board of AXA

__________________
*    Member, Conseil d'Administration
(1)  Citizen of Switzerland
(2)  Citizen of Spain

                                                                     Schedule K

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                        AXA ASSURANCES I.A.R.D. MUTUELLE

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 370, rue Saint-Honore, 75001 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    Claude Bebear                      Chairman; Chairman of the Supervisory
     AXA                                Board of AXA
     25, avenue Matignon
     75008 PARIS

*    Henri Lachmann                     Vice President; Chairman and Chief
     SCHNEIDER Electric                 Executive Officer of Schneider Electric
     64-70, Av. Jean-Baptiste Clement   (electric equipment)
     92646 BOULOGNE CEDEX

*    Claude Tendil                      Vice Chairman of the Management Board of
     AXA                                AXA; Chairman and Chief Executive
     25, avenue Matignon                Officer - French Insurance companies
     75008 PARIS

     Francois Pierson                   Executive Officer of AXA France
     Tour AXA                           Assurances
     1, place des Saisons
     92083 PARIS LA DEFENSE

*    Henri de Castries                  Chairman of the Management Board of AXA
     AXA
     25, avenue Matignon

*    Jean-Rene Fourtou                  Vice Chairman of the Management Board of
     Aventis                            Aventis (manufacturer of chemicals and
     67000 Strasbourg                   agricultural products)

*    Francois Richer                    Retired

*    Georges Rousseau                   Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Francis Vaudour                    Chief Executive Officer, Segafredo
     14, boulevard Industriel           Zanetti France S.A. (coffee importing
     76301 Sotteville les Rouen,        and processing)
     France

     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    Jean-Pierre Chaffin Representing   Chairman of Federation de la Matallurgie
     ASSSE Federation de la Metallurgie
     CFE-CGC
     5, rue La Bruyere
     75009 PARIS

*    Jean de Ribes                      Manager
     Fortuny Fortune
     Conseil
     5 avenue Percier
     75008 PARIS

*    Octave Manset                      President of Compagnie Financiere
     BMW France                         Ottomane
     78886 St. Quentin en Yuelynes

*    Pierre de Waziers                  Companies Manager (services)
     Societe Gramont
     25 rue Sainte Lucie
     75018 Paris, FRANCE

_______________
*    Member, Conseil d'Administration

                                                                     Schedule L

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                           AXA ASSURANCES VIE MUTUELLE

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 370, rue Saint-Honore, 75001 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    Claude Bebear                      Chairman; Chairman of the Supervisory
     AXA                                Board of AXA
     25, avenue Matignon
     75008 PARIS

*    Henri Lachmann                     Vice President; Chairman and Chief
     SCHNEIDER Electric                 Executive Officer of Schneider Electric
     64-70, Av. Jean-Baptiste Clement   (electric equipment)
     92646 BOULOGNE CEDEX

*    Claude Tendil                      Vice Chairman of the Management Board of
     AXA                                AXA; Chairman and Chief Executive
     25, avenue Matignon                Officer - French Insurance companies
     75008 PARIS

     Francois Pierson                   Executive Officer of AXA France
     Tour AXA                           Assurances
     1, place des Saisons
     92083 PARIS LA DEFENSE

*    Henri de Castries                  Chairman of the Management Board of AXA
     AXA
     25, avenue Matignon
     75008 PARIS

*    Jean-Rene Fourtou                  Vice Chairman of the Management Board of
     Aventis                            Aventis (manufacturer of chemicals and
     67000 Strasbourg                   agricultural products)

*    Henri de Clermont-Tonnerre         Chairman of the Supervisory Board of
     ERSA                               Qualis SCA (transportation)
     90, rue de Miromesnil
     75008 PARIS

*    Francois Richer                    Retired

*    Georges Rousseau                   Retired

     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    Jean-Pierre Chaffin Representing   Chairman
     ASSSE Federation de la Metallurgie
     CFE-CGC
     5, rue La Bruyere
     75009 PARIS

*    Jean de Ribes                      Manager
     Fortuny Fourtune
     Conseil
     5 avenue Percier
     75008 PARIS

*    Octave Manset                      President of Compagnie Financiere
     BMW France                         Ottomane
     78886 St. Quentin en Yuelynes

*    Pierre de Waziers                  Companies Manager (services)
     Societe Gramont
     25 rue Sainte Lucie
     75018 Paris, FRANCE

--------------
*    Member, Conseil d'Administration

                                                                     Schedule M

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                         AXA COURTAGE ASSURANCE MUTUELLE

         The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    Claude Bebear                      Chairman; Chairman of the Supervisory
     AXA                                Board of AXA
     25, avenue Matignon
     75008 PARIS

*    Henri Lachmann                     Vice President; Chairman and Chief
     SCHNEIDER Electric                 Executive Officer of Schneider Electric
     64-70, Av. Jean-Baptiste Clement   (electric equipment)
     92646 BOULOGNE CEDEX

*    Claude Tendil                      Vice Chairman of the Management Board of
     AXA                                AXA; Chairman and Chief Executive
     25, avenue Matignon                Officer - French Insurance companies
     75008 PARIS

     Jacques Deparis                    Executive Officer of AXA Courtage
     AXA Courtage                       I.A.R.D. and AXA Collectives
     26, rue Louis le Grand
     75002 PARIS

*    Henri de Castries                  Chairman of the Management Board of AXA
     AXA
     25, avenue Matignon
     75008 PARIS

*    Jean-Rene Fourtou                  Vice Chairman of the Management Board of
     Aventis                            Aventis (manufacturer of chemicals and
     67000 Strasbourg                   agricultural products)

*    Patrice Garnier                    Retired

*    Francis Cordier                    Retired

*    Georges Rousseau                   Retired

*    Gerard Coutelle                    Retired

     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    Jean-Pierre Chaffin Representing   Chairman
     ASSSE Federation de la Metallurgie
     CFE-CGC
     5, rue La Bruyere
     75009 PARIS

*    Jean de Ribes                      Manager
     Fortuny Fourtune
     Conseil
     5 avenue Percier
     75008 PARIS

*    Pierre de Waziers                  Companies Manager (services)
     Societe Gramont
     25 rue Sainte Lucie
     75018 Paris, FRANCE

_______________
*    Member, Conseil d'Administration

                                                                     Schedule N

                             Executive Officers and
                       Members of Conseil d'Administration
                                       of
                       AXA CONSEIL VIE ASSURANCE MUTUELLE


     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Conseil Vie Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Conseil Vie Assurance Mutuelle at 370, rue Saint-Honore, 75001 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address             Present Principal Occupation
     ----------------------             ----------------------------

*    Claude Bebear                      Chairman; Chairman of the Supervisory
     AXA                                Board of AXA
     25, avenue Matignon
     75008 PARIS

*    Henri Lachmann                     Vice President; Chairman and Chief
     SCHNEIDER Electric                 Executive Officer of Schneider Electric
     64-70, Av. Jean-Baptiste Clement   (electric equipment)
     92646 BOULOGNE CEDEX

*    Claude Tendil                      Vice Chairman of the Management Board of
     AXA                                AXA; Chairman and Chief Executive
     25, avenue Matignon                Officer - French Insurance companies
     75008 PARIS

*    Henri de Castries                  Chairman of the Management Board of AXA
     AXA
     25, avenue Matignon
     75008 PARIS

*    Jean-Rene Fourtou                  Vice Chairman of the Management Board of
     Aventis                            Aventis (manufacturer of chemicals and
     67000 Strasbourg                   agricultural products)

*    Partrice Garnier                   Retired

*    Francis Vaudour                    Retired

*    Henri de Clermont-Tonnerre         Chairman of the Supervisory Board of
     ERSA                               Qualis SCA (transportation)
     90 rue de Miromesnil
     75008 PARIS

*    Pierre de Waziers                  Companies Manager (services)
     Societe Gramont
     25 rue Sainte Lucie
     75018 Paris, FRANCE

_______________
*    Member, Conseil d'Administration

                                                                      EXHIBIT 1

                             Joint Filing Agreement

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.05, of IBP, inc., a Delaware corporation and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Rawhide Holdings Corporation                Rawhide Acquisition Corporation


By:  /s/ Ari Benacerraf                     By:  /s/ Ari Benacerraf
     ------------------                          ------------------
Name:    Ari Benacerraf                     Name:    Ari Benacerraf
Title:   President                          Title:      President

DLJ Merchant Banking Partners III, L.P.     DLJ ESC II, L.P.
by:  DLJ Merchant Banking III, Inc.         by: DLJ LBO Plans Management
its: Managing General Partner                   Corporation
                                            its: Managing General Partner

                                            By:  /s/ Ivy Dodes
By:  /s/ Ivy Dodes                               -------------
     -------------                          Name:    Ivy Dodes
Name:    Ivy Dodes                          Title:   Vice President
Title:   Vice President
                                            DLJMB Funding III, Inc.
DLJ Offshore Partners III, C.V.
by:  DLJ Merchant Banking III, Inc.         By:  /s/ Ivy Dodes
its: Advisory General Partner                    -------------
                                            Name:    Ivy Dodes
                                            Title:   Vice President
By:  /s/ Ivy Dodes
     -------------                          DLJ Capital Investors, Inc.
Name:    Ivy Dodes
Title:   Vice President
                                            By:  /s/ Ivy Dodes
DLJ Merchant Banking III, L.P.                   -------------
by:  DLJ Merchant Banking III, Inc.         Name:    Ivy Dodes
its: Managing General Partner               Title:   Vice President

                                            DLJ LBO Plans Management Corporation
By:  /s/ Ivy Dodes
     -------------                          By:  /s/ Ivy Dodes
Name:    Ivy Dodes                               -------------
Title:   Vice President                     Name:    Ivy Dodes
                                            Title:   Vice President
DLJ Merchant Banking III, Inc.
                                            Donaldson, Lufkin & Jenrette, Inc.

By:  /s/ Ivy Dodes
     -------------                          By:  /s/ Anthony Daddino
Name:    Ivy Dodes                               -------------------
Title:   Vice President                     Name:    Anthony Daddino
                                            Title:   Chief Financial Officer

AXA Financial, Inc.                       AXA
                                          Finaxa
                                          AXA Assurances I.A.R.D. Mutuelle
By:  /s/ Alvin H. Fenichel                AXA Assurances Vie Mutuelle
     ---------------------                AXA Courtage Assurance Mutuelle
Name:    Alvin H. Fenichel                AXA Conseil Vie Assurance Mutuelle
Title:   Senior Vice President            Claude Bebear, as AXA Voting Trustee
         and Controller                   Patrice Garnier, as AXA Voting Trustee
                                          Henri de Clermont-Tonnerre, as AXA
                                          Voting Trustee

                                          Signed on behalf of each of the above


                                          By:  /s/ Alvin H. Fenichel
                                               ---------------------
                                          Name:    Alvin H. Fenichel
                                          Title:   Attorney-in-fact

                                                                       EXHIBIT 2

                                Power of Attorney

         AXA, a societe anonyme organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to
(i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

         The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

         IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                AXA

                                By:  /s/ Claude Bebear
                                     -----------------
                                     Name:  Claude Bebear
                                     Title: Chairman and Chief Executive Officer

                                Power of Attorney

         Finaxa, a societe anonyme organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to
(i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

         The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

         IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                FINAXA

                                By:  /s/ Claude Bebear
                                     -----------------
                                     Name:  Claude Bebear
                                     Title: Chairman and Chief Executive Officer

                                Power of Attorney

         AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of the Equitable Companies Incorporated, a Delaware corporation, or
(ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

         The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

         IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                       AXA ASSURANCES I.A.R.D. MUTUELLE

                                       By:   /s/ Claude Tendil
                                             -----------------
                                             Name:  Claude Tendil
                                             Title: Chief Executive Officer

                                Power of Attorney

         AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen
J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of the Equitable Companies Incorporated, a Delaware corporation, or
(ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

         The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

         IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                       AXA ASSURANCES VIE MUTUELLE

                                       By:   /s/ Claude Tendil
                                             -----------------
                                             Name:  Claude Tendil
                                             Title: Chief Executive Officer

                                Power of Attorney

         Uni Europe Assurance Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of the Equitable Companies Incorporated, a Delaware corporation, or
(ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

         The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                       UNI EUROPE ASSURANCE MUTUELLE

                                       By:   /s/ Claude Tendil
                                             -----------------
                                             Name:  Claude Tendil
                                             Title: Chief Executive Officer

                                Power of Attorney

         Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation, or
(ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

         The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

         IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                       ALPHA ASSURANCES VIE MUTUELLE

                                       By:   /s/ Claude Tendil
                                             -----------------
                                             Name:  Claude Tendil
                                             Title: Chief Executive Officer

                                Power of Attorney

         Patrice Garnier, as a Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of Republic of France, and the Voting Trustees identified therein, hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Trustee, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Trustee (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Trustee any Filing with respect to (i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in- fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13 (d) of the Securities Exchange Act of 1934.

         The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.

         IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.

                                                  By:    /s/ Patrice Garnier
                                                         -------------------
                                                         Name:  Patrice Garnier
                                                         Title: Voting Trustee

                                Power of Attorney

         Claude Bebear, as a Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of the Republic of France, and the Voting Trustees identified therein, hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Trustee, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Trustee (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Trustee any Filing with respect to (i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in- fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

         The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.

         IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                                By:  /s/ Claude Bebear
                                                     -----------------
                                                     Name:  Claude Bebear
                                                     Title: Voting Trustee

                                Power of Attorney

         Henri de Clermont-Tonnerre, as Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of the Republic of France and the Voting Trustees identified herein, hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Trustee, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Trustee (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Trustee any Filing with respect to (i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in- fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

         The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.

          IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                       By:   /s/ Henri de Clermont-Tonnerre
                                             ------------------------------
                                             Name:  Henri de Clermont-Tonnerre
                                             Title: Voting Trustee

                                                                       EXHIBIT 3

                          AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                October 1, 2000

                                     among

                                   IBP, INC.

                          RAWHIDE HOLDINGS CORPORATION

                                      and

                        RAWHIDE ACQUISITION CORPORATION

                              TABLE OF CONTENTS 1

                             ----------------------

                                                                            PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Definitions ....................................................2

                                    ARTICLE 2
                                   THE MERGER

SECTION 2.01.  The Merger......................................................4
SECTION 2.02.  Conversion of Shares............................................5
SECTION 2.03.  Surrender and Payment...........................................5
SECTION 2.04.  Dissenting Shares...............................................7
SECTION 2.05.  Stock Options...................................................8
SECTION 2.06.  Withholding Rights..............................................8

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

SECTION 3.01.  Certificate of Incorporation....................................9
SECTION 3.02.  Bylaws..........................................................9
SECTION 3.03.  Directors and Officers..........................................9

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power...................................9
SECTION 4.02.  Corporate Authorization........................................10
SECTION 4.03.  Governmental Authorization.....................................10
SECTION 4.04.  Non-contravention..............................................10
SECTION 4.05.  Capitalization.................................................11
SECTION 4.06.  Subsidiaries...................................................11
SECTION 4.07.  SEC Filings ...................................................12
SECTION 4.08.  Financial Statements...........................................12
SECTION 4.09.  Disclosure Documents...........................................13
SECTION 4.10.  Absence of Certain Changes.....................................14
--------
         1  The Table of Contents is not a part of this Agreement.

                                                                           PAGE

SECTION 4.11.  No Undisclosed Material Liabilities............................15
SECTION 4.12.  Litigation.....................................................16
SECTION 4.13.  Taxes..........................................................16
SECTION 4.14.  ERISA..........................................................18
SECTION 4.15.  Labor Matters..................................................20
SECTION 4.16.  Compliance with Laws...........................................21
SECTION 4.17.  Licenses and Permits...........................................21
SECTION 4.18.  Intellectual Property..........................................22
SECTION 4.19.  Environmental Matters..........................................22
SECTION 4.20.  Finders' Fees..................................................24
SECTION 4.21.  Inapplicability of Certain Restrictions........................24
SECTION 4.22.  Rights Plan ...................................................24

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.01.  Corporate Existence and Power..................................25
SECTION 5.02.  Corporate Authorization........................................25
SECTION 5.03.  Governmental Authorization.....................................25
SECTION 5.04.  Non-contravention..............................................25
SECTION 5.05.  Disclosure Documents...........................................26
SECTION 5.06.  Finders' Fees..................................................26
SECTION 5.07.  Financing......................................................26
SECTION 5.08.  Ownership of Shares............................................27
SECTION 5.09.  Ownership of Parent Stock......................................27

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

SECTION 6.01.  Conduct of the Company.........................................28
SECTION 6.02.  Stockholder Meeting; Proxy Material............................30
SECTION 6.03.  Access to Information..........................................31
SECTION 6.04.  Other Offers...................................................31
SECTION 6.05.  Notices of Certain Events......................................34
SECTION 6.06.  Resignation of Directors.......................................34

                                    ARTICLE 7
                               COVENANTS OF PARENT

SECTION 7.01.  SEC Filings....................................................34
SECTION 7.02.  Confidentiality................................................35
SECTION 7.03.  Voting of Shares...............................................35

                                                                            PAGE

SECTION 7.04.  Director and Officer Liability.................................35
SECTION 7.05.  Employee Matters...............................................35
SECTION 7.06.  Financing......................................................35
SECTION 7.07.  Other Arrangements.............................................36
SECTION 7.08.  Obligations of Merger Co.......................................36
SECTION 7.09.  Amendments to the Voting Agreement.............................36
SECTION 7.10.  Acquisitions of Shares.........................................36
SECTION 7.11.  Notices of Certain Events......................................36

                                    ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

SECTION 8.01.  Best Efforts...................................................37
SECTION 8.02.  Certain Filings................................................37
SECTION 8.03.  Public Announcements...........................................38
SECTION 8.04.  Further Assurances.............................................38

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

SECTION 9.01.  Conditions to the Obligations of Each Party....................39
SECTION 9.02.  Conditions to the Obligations of Parent and
                 Merger Co....................................................39
SECTION 9.03.  Condition to the Obligation of the Company.....................41

                                   ARTICLE 10
                                   TERMINATION

SECTION 10.01.  Termination...................................................42
SECTION 10.02.  Effect of Termination.........................................43

                                   ARTICLE 11
                                  MISCELLANEOUS

SECTION 11.01.  Notices.......................................................43
SECTION 11.02.  Survival of Representations and Warranties....................45
SECTION 11.03.  Amendments; No Waivers........................................45
SECTION 11.04.  Expenses......................................................45
SECTION 11.05.  Successors and Assigns; Benefit...............................45
SECTION 11.06.  Governing Law.................................................46
SECTION 11.07.  Counterparts; Effectiveness...................................46

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of October 1, 2000 among IBP, inc., a Delaware corporation (the "Company"), Rawhide Holdings Corporation, a Delaware corporation ("Parent"), and Rawhide Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Co.").

                              W I T N E S S E T H:

         WHEREAS, as of the date of execution of this Agreement, all of the outstanding capital stock of Parent is owned, in the aggregate, by DLJ Merchant Banking Partners III, L.P. ("DLJMB");

         WHEREAS, Parent and Merger Co. are unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record stockholders of the Company (the "Stockholders") enter into a Voting Agreement and Irrevocable Proxy (the "Voting Agreement") providing for certain actions relating to certain of the shares of common stock of the Company owned by them; and

         WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined in Section 2.01) and also to prescribe certain conditions to the Merger;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. Definitions. Each of the following terms is defined in the Section set forth opposite such term:


         Term                                                     Section
         ----                                                     -------
         Acquisition Proposal...............................      6.04
         Balance Sheet......................................      4.08
         Balance Sheet Date.................................      4.08
         Code...............................................      4.14

         Term                                                     Section
         ----                                                     -------
         Common Stock.......................................      4.05
         Company Disclosure Documents.......................      4.09
         Company Proxy Statement............................      4.09
         Company Stockholder Meeting........................      6.02
         Company Securities.................................      4.05
         Company 10-K.......................................      4.07
         Company 10-Qs......................................      4.07
         Confidentiality Agreement..........................      7.02
         Delaware Law.......................................      2.01
         Dissenting Shares..................................      2.04
         DLJ Bridge Fund....................................      5.07
         DLJ Senior Debt Fund...............................      5.07
         DLJMB..............................................      recitals
         DLJSC..............................................      5.06
         Effective Time.....................................      2.01
         Exchange Act.......................................      4.03
         Exchange Agent.....................................      2.03
         Employee Plans.....................................      4.14
         Environmental Laws.................................      4.19
         Environmental Permits..............................      4.19
         ERISA..............................................      4.14
         ERISA Affiliate....................................      4.14
         Exchange Agent.....................................      2.03
         Financing..........................................      5.07
         Financing Agreements...............................      5.07
         Financing Entities.................................      5.07
         Hazardous Substances...............................      4.19
         HSR Act ...........................................      4.03
         Intellectual Property Right........................      4.18
         International Plan.................................      4.14
         Lien...............................................      4.04
         Material Adverse Effect............................      4.01
         Merger ............................................      2.01
         Merger Co. Common Stock............................      2.02
         Merger Consideration...............................      2.02
         Multiemployer Plan.................................      4.14
         Option.............................................      2.05
         Parent Disclosure Documents........................      7.01
         Payment Event......................................      6.04
         Permits............................................      4.17
         Person.............................................      2.03 and 6.04

         Term                                                     Section
         ----                                                     -------
         Pre-Closing Tax Period.............................      4.13
         Preferred Stock....................................      4.05
         Representatives....................................      6.03
         Required Amounts...................................      5.07
         Returns............................................      4.13
         SEC................................................      4.07
         Share..............................................      2.01
         Special Committee..................................      2.01
         Stockholders.......................................      recitals
         Subsidiary.........................................      4.06
         Subsidiary Securities..............................      4.06
         Superior Proposal..................................      6.04
         Surviving Corporation..............................      2.01
         Surviving Corporation Common Stock.................      2.02
         Tax Asset..........................................      4.13
         Termination Fee....................................      6.04
         Title IV Plan......................................      4.14
         Transaction Statement..............................      7.01
         Voting Agreement...................................      recitals


                                    ARTICLE 2
                                   THE MERGER

         SECTION 2.01. The Merger. (a) At the Effective Time (as defined below), Merger Co. shall be merged (the "Merger") with and into the Company in accordance with Delaware Law (as defined below), whereupon the separate existence of Merger Co. shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

          (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Co. will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as is specified in the certificate of merger (the "Effective Time").

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Co., all as provided under Delaware Law.

          (d) The Company hereby represents that its Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprised of all of the members of the Board of Directors other than Messrs. Bond, Chalsty, Leman and Peterson (the "Special Committee"), has with Messrs. Bond, Leman and Peterson abstaining (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreement, which approval satisfies in full the requirements of Section 203 of the General Corporation Law of the State of Delaware (the "Delaware Law") with respect to the transactions contemplated hereby, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger to its stockholders. The Company further represents that J.P. Morgan Securities Inc. has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Merger is fair to the holders of shares of common stock of the Company, par value $0.05 per share (each, a "Share"), from a financial point of view. The Company has been advised that all of its directors and executive officers intend to vote all of their Shares in favor of approval and adoption of this Agreement and the Merger.

         SECTION 2.02.  Conversion of Shares.  At the Effective Time:

          (a) each Share held by the Company or any Subsidiary as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (b) each share of common stock, par value $0.05 per share, of Merger Co. ("Merger Co. Common Stock") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.05 per share ("Surviving Corporation Common Stock"), of the Surviving Corporation with the same rights, powers and privileges as the shares so converted; and

         (c) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.02(a) or as provided in Section
2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive in cash from Merger Co. an amount equal to $22.25 (the "Merger Consideration").

         SECTION 2.03. Surrender and Payment. (a) Prior to the mailing of the Company Proxy Statement (as defined in Section 4.09), Parent shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Parent shall cause Merger Co. to make available to the Exchange Agent, as soon as reasonably practicable as of or after the Effective Time, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Parent shall assume that no holder of Shares will perfect appraisal rights with respect to such Shares. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest will be paid or will accrue on the Merger Consideration.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

         SECTION 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such Shares in favor of the Merger, who shall have delivered a written demand for appraisal of such Shares in the manner provided by the Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Shares or lost his right to appraisal and payment for his Shares under
Section 262 of the Delaware Law or (iii) if neither any holder of Dissenting Shares nor the Surviving

Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such Shares and each such Share shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 2.02 hereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 2.05. Stock Options. (a) At or immediately prior to the Effective Time, each outstanding employee and director stock option to purchase Shares (each an "Option") granted under any employee stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid, subject to any required withholding of taxes, by the Surviving Corporation promptly after the Effective Time for each such Option an amount determined by multiplying (i) the excess, if any, of $22.25 per Share over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such Option in full immediately prior to the Effective Time. Notwithstanding the foregoing, the parties hereto may agree prior to the Effective Time that all or a portion of the Options shall not be canceled as provided in the previous sentence, but shall be converted into options to purchase stock of the Surviving Corporation in compliance with the requirements of Section 424 of the Code and the regulations thereunder.

          (b) Prior to the Effective Time, the Company shall take all actions necessary (to the extent permitted) to accomplish the transactions described in
Section 2.05(a), including, to the extent necessary, making any amendments to the terms of any such employee stock option or compensation plan or arrangement of the Company.

         SECTION 2.06. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amount as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent made such deduction and withholding.

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

         SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 3.02. Bylaws. The bylaws of Parent in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Co. at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent as of the date hereof and as of the Effective Time that:

         SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole ("Material Adverse Effect"). The Company has heretofore delivered to Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

         SECTION 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the approval by the Company's stockholders by a majority vote in connection with the consummation of the Merger, have been duly authorized by all necessary corporate and stockholder action under the Company's constituent documents and the Delaware Law. This Agreement constitutes a valid and binding agreement of the Company.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); and (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act").

         SECTION 4.04. Non-contravention. Except as set forth in Schedule 4.04, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in
Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to the Company or any Subsidiary or any of their properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except in the case of clauses 4.04(b), 4.04(c) and 4.04(d) for any such violation, failure to obtain any such consent or other action, default, right, loss or Lien that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. For purposes of this

Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 4.05. Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $.05 per share (the "Common Stock") and 25,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of the close of business on September 28, 2000, there were outstanding 105,575,778 shares of Common Stock and no shares of Preferred Stock. As of the close of business on September 22, 2000, there were outstanding stock options to purchase an aggregate of 4,986,039 Shares (of which options to purchase an aggregate of 2,541,525 Shares were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in
Schedule 4.05 and this Section and except for changes since September 29, 2000 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 4.05(a), 4.05(b) and 4.05(c) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

         SECTION 4.06. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company and/or one or more Subsidiaries. All Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 4.06.

          (b) Except as set forth in Schedule 4.06, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 4.06(b)(i) and 4.06(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         SECTION 4.07. SEC Filings. (a) The Company has delivered to Parent (i) the Company's annual report on Form 10-K for the year ended December 25, 1999 (the "Company 10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarter ended June 24, 2000 and its quarterly report on Form 10-Q for its fiscal quarter ended March 25, 2000 (together, the "Company 10-Qs") , (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 1, 1998.

          (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 4.08. Financial Statements. The audited consolidated financial statements of the Company included in the Company 10-K and the unaudited consolidated financial statements of the Company included in the Company 10-Qs each fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of December 25, 1999 set forth in the Company 10-K and "Balance Sheet Date" means December 25, 1999.

         SECTION 4.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act except that no representation or warranty is made hereby with respect to any information furnished to the Company by Parent in writing specifically for inclusion in the Company Disclosure Documents.

          (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

          (c) The information with respect to the Company or any Subsidiary that the Company furnishes in writing to Parent specifically for use in the Parent Disclosure Documents (as defined in Section 7.01) will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the meeting of the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 4.10. Absence of Certain Changes. Except as set forth in
Schedule 4.10 hereto, the Company 10-K or the Company 10-Qs, since the Balance Sheet Date, the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

          (b) other than regular quarterly dividends in an amount not in excess of $.025 per share per quarter, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

          (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary that could reasonably be expected to be materially adverse to the Company;

          (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or assumption by the Company or any Subsidiary of any material Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any

Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

          (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, that has had or would reasonably be expected to have a Material Adverse Affect, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (j) any (i) grant of any severance or termination pay to any director or executive officer of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or executive officer of the Company or any Subsidiary, (iii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the case of clauses
(iii) and (iv) in the ordinary course of business consistent with past practice;

          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees which have had or could reasonably be expected to have a Material Adverse Effect; or

          (l) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

         SECTION 4.11. No Undisclosed Material Liabilities. Except as set forth in Schedule 4.11, the Company 10-K or the Company 1O-Qs, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

           (a) liabilities disclosed or provided for in the Balance Sheet;

           (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or as otherwise specifically contemplated by this Agreement;

           (c) liabilities under this Agreement; and

           (d) other liabilities which individually or in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect.

         SECTION 4.12. Litigation. Except as set forth in Schedule 4.12, the Company 10-K or the Company 10-Qs, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect, or which as of the date hereof in any manner challenges or seeks to prevent enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

         SECTION 4.13. Taxes. (a) Except as set forth in Schedule 4.13 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

               (i) all tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any tax period (or portion thereof) ending on or before the Effective Time (a "Pre- Closing Tax Period") by or on behalf of the Company or any Subsidiary of the Company (collectively, the "Returns"), were filed when due (including any applicable extension periods) in accordance with all applicable laws; as of the time of filing, the Returns were true and complete in all material respects;

               (ii) the Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all taxes shown as due and payable on the Returns that have been filed;

               (iii) the charges, accruals and reserves for taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the Balance Sheet (excluding any provision for deferred income taxes) are adequate to cover such taxes as of the Balance Sheet Date;

               (iv) there is no claim (including under any indemnification or tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any tax or "tax asset" of the Company or any Subsidiary. For purposes of this Section 4.13, the term "tax asset" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could be carried forward or back to reduce taxes;

               (v) there are no Liens for taxes upon the assets of the Company or its Subsidiaries except for Liens for current taxes not yet due; and

               (vi) neither the Company nor any Subsidiary is currently under any obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "tax", regardless of whether such tax is imposed on the Company or any Subsidiary.

          (b) For purposes of this Section 4.13, "tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group (other than such a group of which the Company or any of its Subsidiaries is the common parent), or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a taxing authority is determined or taken into account with reference to the liability of any other Person, and
(iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express obligation (including, but not limited to, an indemnification obligation).

         SECTION 4.14. ERISA. (a) Schedule 4.14 contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or former employee of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability with respect to any employee or former employee of the Company or any Subsidiary (other than any such plan, contract, policy or arrangement that is an International Plan, as defined below). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section 4.14, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

          (b) Schedule 4.14 separately identifies each Employee Plan that is subject to Title IV of ERISA (other than a Multiemployer Plan, as defined below) (a "Title IV Plan"). Schedule 4.14 separately identifies each Employee Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Except as would not reasonably be expected to have a Material Adverse Affect, if a "complete withdrawal" by Seller and all of its ERISA Affiliates were to occur as of the Closing Date with respect to all Multiemployer Plans, to the knowledge of the Company, none of the Company, any Subsidiary or any of their ERISA Affiliates would incur any withdrawal liability under Title IV of ERISA.

          (c) A current favorable Internal Revenue Service determination letter is in effect with respect to each Employee Plan which is intended to be qualified under Section 401(a) of the Code (or the relevant remedial amendment period has not expired with respect to such Employee Plan), and the Company knows of no circumstance giving rise to a material likelihood that such letter could be revoked by the Internal Revenue Service. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan, other than any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D,
4980E or 5000 of the Code, other than any excise taxes which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any termination of employment) entitle any employee or independent contractor of the Company or any Subsidiary to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of material compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

          (e) Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except for coverage under Section 4980B of the Code or coverage the full cost of which is paid for by the retired, former or current employee.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 25, 1999, except for any such increase which would not reasonably be expected to have a Material Adverse Effect.

          (g) Neither the Company nor any Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

          (h) Except for any failures which would not be reasonably expected to have a Material Adverse Effect, all contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet.

          (i) Schedule 4.14(i) identifies each International Plan (as defined below) covering 100 employees or more. The Company has furnished to Parent copies of each International Plan. Each International Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities, other than any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any International Plan that would increase the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof, except for any such increase which would not reasonably be expected to have a Material Adverse Effect. For purposes of this Section, "International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is intended primarily for the benefit of employees or beneficiaries based outside the U.S.,
(ii) is entered into, maintained, administered or contributed to by the Company or any Subsidiary and (iii) covers any employee or former employee of the Company or any Subsidiary.

         SECTION 4.15. Labor Matters. Except as set forth in Schedule 4.15 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns or work stoppages or other concerted activities with respect to employees of any of the Company or any Subsidiary pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, (ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding or settlement agreements arising out of collective bargaining agreements to which the Company or any Subsidiary is a party, (iii) unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or (iv) activities or proceedings of any labor union or employee association to organize any such employees.

         (b) Except to the extent set forth in Schedule 4.15 and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

         (c) Except to the extent set forth in Schedule 4.15 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending administrative matters with any federal, provincial, state or local agencies regarding (i) violations or alleged violations of any federal, provincial, state or local wage and hour law or any federal, provincial, state or local law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors, or
(iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable laws with respect to wages, hours, employment practices and terms and conditions of employment.

         SECTION 4.16. Compliance with Laws. Except to the extent set forth in Schedules 4.11, 4.12 and 4.19, neither the Company nor any Subsidiary is in violation of, or has since January 1, 1999 violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         SECTION 4.17. Licenses and Permits. Except as set forth on Schedule
4.17 and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company or its Subsidiaries own, hold or possess adequate right to use all material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "Permits") required in connection with the operation of the business of the Company and its Subsidiaries, (ii) the Permits are valid and in full force and effect, (iii) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iv) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

         SECTION 4.18. Intellectual Property. Except as set forth in Schedule 4.18, the Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights has not had and would not be reasonably likely to have a Material Adverse Effect and, to the knowledge of the Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement has had and would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Intellectual Property Right" means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

         SECTION 4.19. Environmental Matters. (a) Except for such matters, individually or in the aggregate, as would not be reasonably expected to have a Material Adverse Effect or as set forth in Schedule 4.19, the Company 10-K or the Company 10-Qs:

               (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company or any Subsidiary, is threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law;

               (ii) there are no liabilities of or relating to the Company or any Subsidiary of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability;

               (iii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; and

               (iv) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at any property now or previously owned, leased or operated by the Company or any Subsidiary.

         For purposes of this Section 4.19(a), the "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

          (b) Since January 1, 1997, except as set forth in Schedule 4.19, there has been no written environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which has not been delivered (to the extent the Company has possession thereof) to Parent at least five days prior to the date hereof.

          (c) Except as set forth in Schedule 4.19, neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has since January 1, 1997 conducted any operations, in New Jersey or Connecticut.

          (d) For purposes of this Section 4.19, the following terms shall have the meanings set forth below:

         "Environmental Laws" means any federal, state, provincial, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement or contract with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

         "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting the business of the Company or any of its Subsidiaries as currently conducted.

         "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, which in any event is regulated under Environmental Laws.

         SECTION 4.20. Finders' Fees. Except for J.P. Morgan Securities Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who might be entitled to any fee or commission from Parent or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 4.21. Inapplicability of Certain Restrictions. The Company has taken all action necessary to exempt the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of the Delaware Law. Except to the extent otherwise provided in the condition set forth in Section 9.03(c), the adoption of this Agreement by the affirmative vote of the holders of Shares entitling such holders to exercise at least a majority of the voting power of the Shares is the only vote of holders of any class or series of the capital stock of the Company required to adopt this Agreement, or to approve the Merger or any of the other transactions contemplated hereby and no higher or additional vote is required pursuant to the Company's Certificate of Incorporation or otherwise.

         SECTION 4.22. Rights Plan. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company as of the date hereof and as of the Effective Time that:

         SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger Co. is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, neither Parent nor Merger Co. has engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

         SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated hereby are within the corporate powers of Parent and Merger Co. and have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Co..

         SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act; and (c) compliance with any applicable requirements of the Exchange Act.

         SECTION 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Co., (b) assuming compliance with the matters referred to in
Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Parent or Merger Co., or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Co. or to a loss of any benefit to which Parent or Merger Co. is entitled under any agreement, contract or other instrument binding upon Parent or Merger Co..

         SECTION 5.05. Disclosure Documents. (a) The information with respect to Parent and its subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and
(ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

          (b) The Parent Disclosure Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of the meeting of the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in the Parent Disclosure Documents based upon information furnished to Parent in writing by the Company specifically for use therein.

         SECTION 5.06. Finders' Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 5.07. Financing. The Company has received copies of (a) a commitment letter dated October 1, 2000 from DLJMB and certain of its affiliated funds and entities, and certain other Persons pursuant to which each of the foregoing has committed, subject to the terms and conditions set forth therein, to purchase equity securities and debt securities of Parent for an aggregate amount equal to $1,194.2 million, (b) a letter dated October 1, 2000 from DLJ Bridge Finance Inc. ("DLJ Bridge Fund") pursuant to which DLJ Bridge Fund has committed, subject to the terms and conditions set forth therein, to purchase senior unsecured bridge notes of Merger Co. in the aggregate principal amount of up to $500.0 million and senior subordinated bridge notes of Merger Co. in the aggregate principal amount of up to $400.0 million, and (c) a letter dated October 1, 2000 from DLJ Capital Funding, Inc. ("DLJ Senior Debt Fund") pursuant to which DLJ Senior Debt Fund has committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for senior terms loans to Merger Co. of up to an aggregate of $1,150.0 million and senior revolving loans of up to $500.0 million. As used in this Agreement, the aforementioned entities shall hereinafter be referred to as the "Financing Entities," the commitments referred to above shall be referred to as the "Financing Agreements" and the financing to be provided thereunder shall be referred to as the "Financing." The aggregate proceeds of the Financing are in an amount sufficient to consummate the transactions contemplated hereby, including, without limitation, to pay the Merger Consideration, to repay certain existing indebtedness of the Company and its Subsidiaries, together with any interest, premium or penalties payable in connection therewith, but excluding the 7.95% senior notes due 2010, the 7.45% senior notes due 2007, the 6.125% senior notes due 2006, and the 7.125% senior notes due 2026 and certain existing capital leases, to provide a reasonable amount of working capital financing and to pay related fees and expenses (such amounts, the "Required Amounts"). As of the date hereof, none of the letters relating to the Financing referred to above has been withdrawn and Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the letters relating to the Financing not being satisfied. Parent believes that the Financing will not create any liability to the directors and stockholders of the Company under any federal or state fraudulent conveyance or transfer law. Parent further believes that, upon the consummation of the transactions contemplated hereby, including, without limitation, the Financing, (i) the Surviving Corporation (A) will not be insolvent, (B) will not be left with unreasonably small capital and (C) will not have incurred debts beyond its ability to pay such debts as they mature, and (ii) the capital of the Company will not be impaired.

         SECTION 5.08. Ownership of Shares. (a) As of the date hereof, neither Parent nor Merger Co. beneficially owns any Shares, other than pursuant to or as a result of (i) the Voting Agreement and (ii) that certain letter agreement dated as of the date hereof by and among DLJ Merchant Banking III, Inc. and the Stockholders, substantially in the form furnished to Parent.

          (b) As of the date hereof, the Stockholders do not beneficially own any Shares except pursuant to, as a result of, or as disclosed in the Voting Agreement (including the schedules thereto).

         SECTION 5.09. Ownership of Parent Stock. (a) As of the date of execution of this Agreement, the proposed equity commitment of each proposed shareholder of Parent as of the Effective Time is as set forth in Schedule 5.09(a).

          (b) Except as set forth in Schedule 5.09(b), as of the date hereof, there are no arrangements, understandings or agreements between any of Parent, Merger Co., DLJMB or any of their affiliates on the one hand, and any directors, officers or employees of the Company or any Subsidiary or any stockholder of the Company on the other hand, relating to the transactions contemplated hereby.

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

         SECTION 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time and unless consented to in writing by Parent, the Company will not and will cause its Subsidiaries not to:

         (a) adopt or propose any change in its certificate of incorporation or bylaws;

         (b) except pursuant to existing agreements or arrangements, or as specifically permitted by this Agreement:

               (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof for an amount in excess of $20 million in the aggregate, or sell, lease or otherwise dispose of a subsidiary or an amount of assets or securities for an amount in excess of $125 million in the aggregate;

               (ii) make any investment in an amount in excess of $20 million in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $20 million in the aggregate, any property or assets of any other individual or entity;

               (iii) other than in the ordinary course of business consistent with past practice, waive, release, grant, or transfer any rights of material value;

               (iv) other than in the ordinary course of business consistent with past practice, modify or change in any material respect any existing material license, lease, contract, or other document;

               (v) incur, assume or prepay an amount of long-term or short-term debt in excess of $125 million in the aggregate (net of cash and marketable securities);

               (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than any Subsidiary) which, are in excess of $10 million in the aggregate;

               (vii) make any loans, advances or capital contributions to, or investments in, any other person which are in excess of $20 million in the aggregate; or

               (viii) authorize any new capital expenditures which, individually or in the aggregate, would cause total capital expenditures for the calendar year 2000 and the first quarter of calendar year 2001 to exceed $565 million.

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except regular quarterly dividends, other than cash dividends and distributions by a wholly owned subsidiary of the Company to the Company or to a subsidiary all of the capital stock which is owned directly or indirectly by the Company, or, other than consistent with its past practice of acquiring Shares to meet its obligation to reserve and issue Shares under any stock option or compensation plan or arrangement of the Company, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;

          (d) except as specifically permitted by this Agreement, adopt or amend any material bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

          (e) except as set forth in Schedule 6.01, pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

          (f) other than in the ordinary course of business consistent with past practice and except as set forth in Schedule 6.01, make or change any material tax election or settle or compromise any material income tax liability;

          (g) except as set forth in Schedule 6.01, approve any new labor agreements;

          (h) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures;

          (i) agree or commit to do any of the foregoing; or

          (j) knowingly take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

         SECTION 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to
Section 6.04, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and shall not withdraw such recommendation. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) subject to Section 6.04, will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting.

         SECTION 6.03. Access to Information. From the date hereof until the Effective Time, the Company will (a) give Parent and its counsel, financial advisors, auditors and other authorized representatives (collectively, the "Representatives") reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, (b) provide the Representatives access to and the right to consult with representatives of the Company handling any labor negotiations with any union representing employees of the Company, (c) furnish to Parent and the Representatives such financial and operating data and other information as such Persons may reasonably request in order to complete the transactions contemplated hereby and (d) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and the Subsidiaries; provided that (i) any information provided to Parent or the Representatives pursuant to this Section shall be subject to the Confidentiality Agreement and (ii) Parent shall inform the Representatives receiving such information of the terms of the Confidentiality Agreement and shall be responsible for any breach by such Representatives of such Confidentiality Agreement; and provided further that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder.

         SECTION 6.04. Other Offers. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to (x) solicit, initiate or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any Person (as defined below) (other than Parent) relating to any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, (y) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Acquisition Proposal or (z) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from
(i) furnishing information pursuant to a confidentiality letter deemed appropriate by the Special Committee (a copy of which shall be provided for informational purposes only to Parent) concerning the Company and its businesses, properties or assets to a Person who in the judgment of the Special

Committee has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with such a Person who in the judgment of the Special Committee has made a bona fide Acquisition Proposal, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of an Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 6.02 and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses (i), (ii) and
(iv) only if (i) the Company has complied with the terms of this Section 6.04,
(ii) the Company has received an unsolicited Acquisition Proposal which the Board of Directors of the Company determines in good faith is reasonably likely to result in a Superior Proposal, and (iii) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Section 6.04, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Parent or any of its affiliates.

         "Acquisition Proposal" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 50% of the voting power of the Company, or a substantial portion of the assets of the Company and its Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

         "Superior Proposal" means any bona fide written Acquisition Proposal which (i) the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is
(a) more favorable to the Company and its stockholders from a financial point of view than the transaction contemplated hereunder, and (b) reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of the Company, reasonably capable of being financed by the Person making such Acquisition Proposal.

          (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent, if pursuant to (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (y) below, within two business days following such Payment Event, a fee of $59,000,000 (the "Termination Fee").

         "Payment Event" means (x) the termination of this Agreement by the Company or Parent pursuant to Sections 10.01 (d) or (e); or (y) the termination of this Agreement pursuant to Section 10.01(b) or (f) if at the time of such termination (or, in the case of a termination pursuant to Section 10.01(f), at the time of the stockholders meeting), there shall have been outstanding an Acquisition Proposal pursuant to which stockholders of the Company would receive cash, securities or other consideration having an aggregate value in excess of $
22.25 per Share, and within six months of any such termination described in clause (y) above the Company enters into a definitive agreement for or consummates such Acquisition Proposal or another Acquisition Proposal with a higher per Share value than such Acquisition Proposal.

          (c) Upon the termination of this Agreement pursuant to Sections 10.01(d), (e) or (f) the Company shall reimburse Parent and its affiliates not later than two business days after submission of reasonable documentation thereof for 100% of their documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses of their counsel and investment banking fees), actually incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby and the arrangement of, obtaining the commitment to provide or obtaining the Financing for the transactions contemplated by this Agreement (including fees payable to the Financing Entities and their respective counsel) subject to a maximum reimbursement amount of $7,500,000.

          (d) The Company acknowledges that the agreements contained in this
Section 6.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Merger Co. would enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.04, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 6.04, the Company shall also pay to Parent its costs and expenses incurred in connection with such litigation.

          (e) This Section 6.04 shall survive any termination of this Agreement, however caused, except a termination pursuant to Section 10.01(a) or (c).

         SECTION 6.05. Notices of Certain Events. The Company shall promptly notify Parent of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.

         SECTION 6.06. Resignation of Directors. Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of all directors of the Company (except as requested by Parent) effective at the Effective Time.

                                    ARTICLE 7
                               COVENANTS OF PARENT

         Parent agrees that:

         SECTION 7.01. SEC Filings. As soon as practicable after the date of announcement of the execution of the Merger Agreement, Parent shall file (separately, or as part of the Company Proxy Statement) with the SEC, if required, a Rule 13E-3 Transaction Statement (the "Transaction Statement") with respect to the Merger (together with any supplements or amendments thereto, collectively the "Parent Disclosure Documents"). Parent and the Company each agrees to correct any information provided by it for use in the Parent Disclosure Documents if and to the extent that it shall have become false or misleading in any material respect. Parent agrees to take all steps necessary to cause the Parent Disclosure Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on each Parent Disclosure Document prior to its being filed with the SEC.

         SECTION 7.02. Confidentiality. The Confidentiality Agreement dated July 5, 2000 between the Company and DLJ Merchant Banking III, Inc. (the "Confidentiality Agreement") shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.

         SECTION 7.03. Voting of Shares. Parent agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

         SECTION 7.04. Director and Officer Liability. For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company in its last full fiscal year for such insurance, then Parent shall cause the Surviving Corporation to provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

         SECTION 7.05. Employee Matters. Parent agrees that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation and its Subsidiaries will provide benefits to its employees which will, in the aggregate, be comparable to those currently provided by the Company and its Subsidiaries to their employees (other than any stock option or other equity based incentive plan currently provided by the Company); provided, however, that this Section 7.05 shall not apply to any employees represented for purposes of collective bargaining. Notwithstanding the foregoing, nothing herein shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Employee Plan.

         SECTION 7.06. Financing. Parent shall use its reasonable best efforts to obtain the Financing. In the event that any portion of such Financing becomes unavailable, regardless of the reason therefor, Parent will use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources.

         SECTION 7.07. Other Arrangements. Parent shall promptly notify the Company of any arrangements, understandings or agreements entered into prior to the Company Stockholder Meeting between Parent, Merger Co., DLJMB or any of their affiliates on the one hand, and any directors, officers or employees of the Company or any Subsidiary or any stockholder of the Company on the other hand, relating to the transactions contemplated hereby

         SECTION 7.08. Obligations of Merger Co.. Parent will take all action necessary to cause Merger Co. to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         SECTION 7.09. Amendments to the Voting Agreement. Neither Parent nor Merger Co. will agree to any amendment of, or waiver of compliance with, clauses 4(iii) or 15 of the Voting Agreement, without the prior written consent of the Company.

         SECTION 7.10. Acquisitions of Shares. Neither Parent nor Merger Co. will acquire any Shares prior to the Closing or the termination of this Agreement, other than Shares owned beneficially by any Stockholder.

         SECTION 7.11. Notices of Certain Events. Parent shall promptly notify the Company of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Parent or any of its subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

         The parties hereto agree that:

         SECTION 8.01. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Subject to Section 6.04, each party shall also refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company and its Board of Directors shall use their reasonable best efforts to (a) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company shall use its best efforts to eliminate any impediment under any antitrust, competition or trade regulation laws that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably practicable, which, in the case of Parent, shall be construed to include the reallocation of the proposed ownership by stockholders of Parent other than DLJMB and its affiliates so as to address any such impediment.

         SECTION 8.02. Certain Filings. (a) The Company and Parent shall use their respective reasonable best efforts to take or cause to be taken, (i) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC of the Company Disclosure Documents and the Parent Disclosure Documents, and (ii) such actions as may be required to have the Company Proxy Statement cleared by the SEC, in each case as promptly as practicable.

          (b) The Company agrees to provide all necessary and reasonable cooperation, in connection with the arrangement of any financing to be consummated contemporaneous with the consummation of the Merger including without limitation, (x) allowing the participation by its officers in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including allowing for a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be reasonably requested by Parent; provided that the Company shall not be liable for any fees or expenses incurred in connection with such activities in the event that the Merger is not consummated.

          (c) The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with or as a result of the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and Parent Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 8.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

         SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Co. to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

         (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

          (c) no provision of any applicable law or regulation and no judgment, injunction, order of decree shall prohibit or restrain the consummation of the Merger; provided, however, that the Company and Parent shall each use its reasonable efforts to have any such judgment, order, decree or injunction vacated; and

          (d) All consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not have a Material Adverse Effect after giving effect to the transactions contemplated by this Agreement (including the Financing).

         SECTION 9.02. Conditions to the Obligations of Parent and Merger Co.. The obligations of Parent and Merger Co. to consummate the Merger are subject to the satisfaction or waiver by Parent of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except as affected by actions specifically permitted by this Agreement, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except in respect of representations made as of a specified date which shall be required to be true as of such specified date) and (iii) Parent shall have received a certificate signed on behalf of the Company by the President or any Vice President of the Company to the foregoing effect;

          (b) there shall not be instituted or pending any action or proceeding by any government or governmental authority or agency or any action or proceeding by any other person that has a reasonable likelihood of success, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit Parent's ownership or operation (or that of its subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of its subsidiaries or affiliates to effectively control the business or operations of the Company and its Subsidiaries, taken as a whole, or the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of any shares of the Company or any of its Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, or (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any shares of the Company, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation proposed, adopted or enacted, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv);

          (c) Parent shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to Parent;

         (d) funds in an amount at least equal to the Required Amounts shall have been made available to Parent and Merger Co. as contemplated in Section 5.07;

          (e) the holders of not more than 5% of the outstanding Shares shall have demanded appraisal of their Shares in accordance with Delaware Law;

          (f) any consent or approval required under the agreements, contracts or other instruments listed on Schedule 9.02 as a result of the execution of this

Agreement or the transactions contemplated hereby have been received by the Company, and no such consent or approval shall have been revoked;

          (g) total indebtedness (long and short term), net of cash and marketable securities, of the Company and its Subsidiaries as of the Effective Time shall not exceed $1.5 billion; and

          (h) the Company shall not have revalued any of its assets, including, without limitation, writing down the value of inventory in any manner or writing- off notes or accounts receivable in any manner if the effect of such revaluation would reasonably be expected to be a Material Adverse Effect.

         SECTION 9.03. Condition to the Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

          (a) (i) Each of Parent and Merger Co. shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except as affected by actions specifically permitted by this Agreement, the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except in respect of representations made as of a specified date which shall be required to be true as of such specified date) and (iii) the Company shall have received a certificate signed by the President or any Vice President of Parent to the foregoing effect.

          (b) The Board of Directors of the Company shall have received advice reasonably satisfactory to the Special Committee from an independent advisor (who may also be advisor to the Financing Entities) selected with reasonable care by or on behalf of the Company confirming the belief of Parent set forth in the last sentence of Section 5.07.

          (c) This Agreement shall have been approved by the holders of a majority of the Shares voting (whether in person or by proxy) at the Company Stockholder Meeting other than Shares owned beneficially by any Person identified in Schedule 9.03(c) or by an affiliate of any such Person (except as to any such affiliate Shares owned in a financing or advisory capacity). This condition shall not be waived by the Company unless (i) it has given written notice of its intention to so waive to the stockholders of the Company at least 10 business days prior to the Company Stockholder Meeting, (ii) such notice is filed with the SEC, if required, and (iii) if such notice is so filed, it complies as to form in all material respects with the applicable requirements of the Exchange Act (except as to any information furnished to the Company by Parent in writing specifically for inclusion in such notice).

                                   ARTICLE 10
                                   TERMINATION

         SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company):

           (a)  by mutual written consent of the Company and Parent;

           (b) by either the Company or Parent, if the Merger has not been consummated by March 31, 2001, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

          (c) by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

           (d) by Parent if the Board of Directors of the Company shall have withdrawn, or modified or amended in a manner adverse to Parent, its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger or approved, recommended or endorsed any proposal for a transaction other than the Merger (including a tender or exchange offer for Shares) or if the Company has failed to call the Company Stockholder Meeting or failed to mail the Company Proxy Statement to its stockholders within 20 days after being cleared by the SEC or failed to include in such statement the recommendation referred to above;

          (e) by the Company, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing at least three days prior to the proposed effectiveness of such termination that it intends to enter into such an agreement, attaching a description of the material terms and conditions thereof and permits Parent, within such three business day period to submit a new offer, which shall be considered by the Special Committee in good faith (it being understood that the Company shall not enter into any such binding agreement during such three day period) and (ii) the Company prior to such termination pursuant to this clause 10.01(e) pays to Parent in immediately available funds the fees required to be paid pursuant to Section 6.04. The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; and

          (f) by either the Company or Parent if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger are voted upon, the requisite stockholder adoption and approval shall not have been obtained.

         The party desiring to terminate this Agreement pursuant to Sections 10.01(b)-10.01(f) shall give written notice of such termination to the other party in accordance with Section 11.01.

         SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for breach of this Agreement; provided that, in the event of any such termination, no party shall under any circumstances have any monetary liability to any other party based upon a breach of any representation or warranty contained herein. The agreements contained in Sections 6.04, 7.02, 10.02, 11.04 and 11.06 shall survive the termination hereof.

                                   ARTICLE 11
                                  MISCELLANEOUS

         SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to Parent or Merger Co., to:

                  Thompson Dean

                  c/o DLJ Merchant Banking III, Inc.
                  277 Park Avenue
                  New York, NY 10172
                  Telecopy: 212-892-7272

                  with a copy to:

                  George R. Bason, Jr.
                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Telecopy: 212-450-4800

         if to the Company, to:

                  Robert L. Peterson, Chairman of the Board and Chief Executive Officer, and JoAnn R. Smith, Chairperson of the Special Committee, c/o IBP, inc.

                  800 Stevens Port Drive
                  Dakota Dunes, South Dakota 57049
                  Telecopy: (605) 235-2427

                  with a copy to:

                  Sheila B. Hagen, Esq.
                  c/o IBP, inc.
                  800 Stevens Port Drive
                  Dakota Dunes, South Dakota 57049
                  Telecopy: (605) 235-2427

                  and with an additional copy to:

                  Richard D. Katcher, Esq.
                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Telecopy: 212-403-2222

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         SECTION 11.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the representations, warranties and agreements set forth in Sections 7.04, 7.05, 11.04 and 11.06.

         SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the holders of any shares of capital stock of the Company.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 11.04. Expenses. Except as provided in Section 6.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         SECTION 11.05. Successors and Assigns; Benefit. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent and Merger Co. may make such an assignment to one or more of their affiliates. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that the present and former officers and directors of the Company shall have the rights set forth in Section 7.04 hereof.

         SECTION 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except that, insofar as the procedures of the Merger that are subject to Delaware Law because the Parent, Merger Co. and the Company are incorporated in Delaware are concerned, the law of the State of Delaware shall apply.

         SECTION 11.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        IBP, INC.



                                        By:   /s/ Robert L. Peterson
                                             -----------------------
                                             Name: Robert L. Peterson
                                             Title:   Chairman & CEO


                                        RAWHIDE HOLDINGS CORPORATION



                                        By:   /s/ Ari Benacerraf
                                             -----------------------
                                             Name: Ari Benacerraf
                                             Title:   President

                                        RAWHIDE ACQUISITION CORPORATION



                                        By:   /s/ Ari Benacerraf
                                             -----------------------
                                             Name: Ari Benacerraf
                                             Title:   President

                                                                       EXHIBIT 4

                                VOTING AGREEMENT

         In consideration of Rawhide Holdings Corporation, a Delaware corporation ("Parent"), and Rawhide Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Co."), entering into on the date hereof an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof with IBP, inc., a Delaware corporation (the "Company"), which provides, among other things, that Merger Co., upon the terms and subject to the conditions thereof, will be merged with and into the Company (the "Merger") and each outstanding share of common stock, $0.05 par value, of the Company (the "Company Common Stock") will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of such Agreement, each of the undersigned holders (each, a "Stockholder" and collectively, the "Stockholders") of shares of Company Common Stock agrees with Parent and Merger Co. as follows:

           1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date of any substantive amendment to the Merger Agreement (including, without limitation, any amendment that increases the Merger Consideration (as defined in the Merger Agreement)), which has not been approved in writing by the Stockholder and (iii) the date of termination of the Merger Agreement, the Stockholder hereby agrees to vote the shares of Company Common Stock set forth opposite its name in Schedule A hereto (the "Schedule A Securities") to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Parent agrees to notify the Stockholder promptly upon receipt by Parent, Merger Co. or DLJMB (as defined in the Merger Agreement) of any information relating to any Acquisition Proposal (as defined in the Merger Agreement) and to forward immediately to the Stockholder by telecopy any written material delivered to any of them relating to any such Acquisition Proposal.

           2. During the Agreement Period, the Stockholder hereby agrees that it will not vote any of its Schedule A Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

           3. During the Agreement Period, the Stockholder hereby irrevocably appoints Parent as proxy for and on behalf of such Stockholder to vote (including, without limitation, the taking of action by written consent) such Stockholder's Schedule A Securities, for and in the name, place and stead of such Stockholder for the matters and in the manner contemplated by paragraph 1 above.

           4. During the Agreement Period, the Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined in the Merger Agreement), (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Person (as defined in the Merger Agreement) that may be considering making, or has made, an Acquisition Proposal or (iii) acquire beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) of any shares of the Company Common Stock in addition to those set forth in Schedule A (other than pursuant to or as a result of this Voting Agreement). The Stockholder agrees to promptly notify Parent after receipt of any Acquisition Proposal or any indication from any Person that it is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request (in each case, to the extent permitted by any confidentiality agreement to which such Stockholder is a party).

           5. The Stockholder hereby agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any shares of Company Common Stock owned by such Stockholder in connection with the Merger.

           6. The Stockholder hereby represents and warrants to Parent that as of the date hereof:

               (a) The Stockholder (i) owns beneficially all of the shares of Company Common Stock set forth opposite the Stockholder's name in Schedule A hereto, and no other shares of Company Common Stock, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and (iii) has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such shares (other than this Voting Agreement).

               (b) This Voting Agreement is the valid and binding agreement of the Stockholder.

               (c) No investment banker, broker or finder is entitled to a commission or fee from the Stockholder or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

           7. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

           8. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

           9. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

          10. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          11. The Stockholder will, upon request, execute and deliver any additional documents deemed by Parent to be necessary or desirable to complete and effectuate the covenants contained herein.

          12. This Agreement shall terminate upon the termination of the Agreement Period.

          13. The Stockholder hereby agrees that if it sells, transfers, assigns, encumbers or otherwise disposes (each, a "Transfer") of any Schedule A Securities (whether to an affiliate or otherwise) during the Agreement Period, such Stockholder shall require the transferee of such Schedule A Securities to execute and deliver to Parent, Merger Co. and the Company a voting agreement identical in form to this Voting Agreement except for the identity of the Stockholder prior to or concurrent with the consummation of such Transfer. Parent, Merger Co. and the Company understand and acknowledge that, subject to the preceding sentence, the Stockholder is free to Transfer any Schedule A Securities at such times and in such manner as it deems appropriate.

          14. All other voting agreements signed with existing shareholders prior to or concurrently herewith are substantially identical to this Agreement.

         15. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that clause 4(iii) of this Agreement shall inure to the benefit of the Company and the Company shall be entitled to enforce such clause to the same extent as if it were a party hereto.

           16. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         If to Parent or Merger Co., to:

                  Thompson Dean
                  c/o DLJ Merchant Banking III, Inc.
                  277 Park Avenue
                  New York, New York 10172
                  Telecopy: 212-892-7272

                  with a copy to:

                  George R. Bason, Jr.
                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Telecopy: 212-450-4800

         If to Booth Creek Partners Limited III, LLLP or Jeffrey J. Joyce, to:

                  Booth Creek Partners Limited III, LLLP
                  1000 South Frontage Rd., West
                  Suite 100
                  Vail, Colorado 81657
                  Telecopy: 970-476-4030
                  Telephone: 970-476-4030

                  Jeffrey J. Joyce
                  954 New Bedford Court
                  Marietta, Georgia 30068
                  Telecopy: 770-980-4905
                  Telephone: 770-980-4903

                  with a copy to:

                  Randall Doud
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  4 Times Square
                  New York, New York 10036

                  Telecopy: 212-735-2000
                  Telephone: 212-735-2524

         If to Archer-Daniels-Midland Company, to:

                  David Smith, Esq.
                  Archer-Daniels-Midland Company
                  4666 Faries Parkway
                  P.O. Box 1470
                  Decatur, IL 62525
                  Telecopy:  (217) 424-6196
                  Telephone: (217) 424-6183

                  with a copy to:

                  James E. Nicholson
                  Faegre & Benson LLP
                  2200 Wells Fargo Center
                  90 South Seventh Street
                  Minneapolis, MN  55402
                  Telecopy: (612) 336-3026
                  Telephone:  (612) 336-3203
or such other address or telecopy or telephone number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the 1st day of October, 2000.

                                         RAWHIDE HOLDINGS
                                         CORPORATION

                                         By    /s/ Ari Benacerraf
                                           -------------------------
                                           Name:  Ari Benacerraf
                                           Title: President

                                         RAWHIDE ACQUISITION
                                         CORPORATION

                                         By   /s/ Ari Benacerraf
                                           -------------------------
                                           Name:  Ari Benacerraf
                                           Title:  President

                                         BOOTH CREEK PARTNERS
                                         LIMITED III, LLLP

                                         By   /s/ Jeffrey Joyce
                                           -------------------------
                                           Name:  Jeffrey Joyce
                                           Title: Executive Vice President

                                         JEFFREY J. JOYCE

                                         By  /s/ Jeffrey Joyce
                                           -------------------------

                                         ARCHER-DANIELS-
                                         MIDLAND COMPANY

                                         By   /s/ D.J. Smith
                                           -------------------------
                                           Name:  D.J. Smith
                                           Title:

                                   SCHEDULE A

                                               Shares of Company
Stockholder                                    Common Stock
-----------------------                        ------------------
Booth Creek Partners Limited III,              3,644,923
 LLLP

Jeffrey J. Joyce                                 643,030

Archer-Daniels-Midland Company                12,951,400

                                                                       EXHIBIT 5

                          DLJMB MERCHANT BANKING, INC.


                                                     October 1, 20000


We refer to (i) that certain commitment letter dated as of the date hereof to Rawhide Holdings Corporation ("Parent") from DLJ Merchant Banking Partners III, Inc. on behalf of DLJ Merchant Banking Partners III, L.P. and certain of its affiliated funds and entities ("DLJMB") and certain of its affiliates, Archer-Daniels-Midland Company ("ADM"), Booth Creek Partners Limited III, LLLP ("Booth Creek"), Jeffrey J. Joyce ("Joyce", and together with Booth Creek, the "Booth Creek Investors") and certain other persons (the "Equity Commitment Letter") and (ii) the Merger Agreement (the "Merger Agreement") dated as of the date hereof among Parent, Rawhide Acquisition Corporation ("Merger Co.") and IBP, inc. (the "Company"). DLJMB hereby agrees as follows:

         1. Immediately prior to the Closing (as defined in the Merger Agreement), DLJMB and/or certain of its affiliates will purchase that number of shares of Common Stock of the Company from each of ADM, Booth Creek and Joyce as is set forth on Exhibit A hereto for $22.25 per share, subject to the same conditions as pertain to DLJMB's obligations to fund its equity commitment to Parent under the Equity Commitment Letter. This is subject to execution and delivery of a purchase agreement satisfactory to DLJMB containing customary terms and conditions. The obligation set forth in this paragraph shall terminate in the event that the Agreement Period (as defined in the Voting Agreement dated as of the date hereof among Parent, Merger Co., ADM and the Booth Creek Investors (the "Voting Agreement") expires pursuant to either Sections 1(ii) or
(iii) of the Voting Agreement.

         2. If DLJMB or any of its affiliates proposes to acquire any Discount Debentures or Warrants (as defined in the Equity Commitment Letter) from Parent at or prior to the Closing, ADM, Booth Creek and Joyce shall each also have the right to acquire Discount Debentures and Warrants from Parent pro rata to their pro forma ownership of Common Stock (as set forth in the Equity Commitment Letter excluding Common Stock held by Management Investors (as defined therein)) at the same time and for the same price as DLJMB and/or such affiliates acquire such Discount Debentures and Warrants.

         3. Except in any case where, pursuant to the last sentence of Section
8.01 of the Merger Agreement, ADM's ownership of Parent is to be reduced, if the shares of Parent to be purchased by ADM pursuant to the Equity Commitment Letter will amount to more or less than 25% of the primary equity of Parent as of the Effective Time (as defined in the Merger Agreement), ADM shall have the right to acquire upon the terms set forth in the Equity Commitment Letter, a greater or lesser number of shares of Parent such that its ownership interest will amount to 25% of the primary equity of Parent as of the Effective Time.

                                        Very truly yours,


                                        DLJ MERCHANT BANKING III, INC.

                                        By    /s/ Ivy Dodes
                                        ----------------------------------------
                                            Name:  Ivy Dodes
                                            Title: Principal

Accepted and agreed as of the
date first above written:

ARCHER-DANIELS-MIDLAND COMPANY


By      /s/ D.J. Smith
  --------------------------------------------
     Name:  D. J. Smith
     Title: Vice President, Secretary
                    & General Counsel

BOOTH CREEK PARTNERS LIMITED III, LLLP


By  /s/ Jeffrey Joyce
--------------------------------------------
   Name:  Jeffrey Joyce
   Title: Executive Vice President

JEFFREY J. JOYCE

 /s/ Jeffrey Joyce
--------------------------------------------

                                    EXHIBIT A

Stockholder                                            Number of Shares
----------------                                       ----------------

Archer-Daniels-Midland Company                             3,051,400
Booth Creek Partners Limited III, LLLP                     1,822,463
Jeffrey J. Joyce                                             321,514